SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
PACIFIC MERCANTILE BANCORP
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PACIFIC MERCANTILE BANCORP
April 15, 2020
Dear Fellow Shareholder:
The Board of Directors and I would like to extend a cordial invitation to you to attend the Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the “Company” or "we"). The Annual Meeting will be held on Wednesday, May 20, 2020, at 2:00 P.M., Pacific Time, in the first floor Training Room at the Company's offices at 949 South Coast Drive, Costa Mesa, CA 92626.
The safety of our employees, customers, communities and shareholders is our first priority. As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting could be postponed or moved to another location. At this time, we expect the Annual Meeting to occur as planned and will take necessary precautions to protect the health and safety of those who attend. If we change the date, time or location of the Annual Meeting, we will announce the decision to do so in advance and post details on our website at www.pmbank.com.
The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted on at the Annual Meeting. We also will discuss the operations of the Company and Pacific Mercantile Bank, our wholly-owned subsidiary. Your participation in Company activities is important, and we hope you will attend.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You will be able to vote your shares over the Internet, by telephone or by completing a proxy card or voting instruction form and returning it by mail. Please review the instructions with respect to your voting options described in the accompanying Proxy Statement.
Voting by Internet, telephone or mail will not prevent you from voting in person if you choose to attend the Annual Meeting.
Thank you for your ongoing support. We look forward to seeing you at our Annual Meeting.
Sincerely,
Edward J. Carpenter
Chairman

949 South Coast Drive, Third Floor, Costa Mesa, California 92626 (714) 438-2500

PACIFIC MERCANTILE BANCORP
949 South Coast Drive, Third Floor
Costa Mesa, California 92626
___________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 20, 2020
NOTICE TO THE SHAREHOLDERS OF PACIFIC MERCANTILE BANCORP:
The 2020 Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the “Company” or “our”) will be held in the first floor Training Room at the Company's offices at 949 South Coast Drive, Costa Mesa, CA 92626 on Wednesday, May 20, 2020, at 2:00 P.M., Pacific Time, for the following purposes:

1.
Election of Directors. To elect each of the following nine nominees to serve as the Company’s directors until the 2021 Annual Meeting of Shareholders and until their successors are elected and qualified:

James F. Deutsch	Shannon F. Eusey	Michele S. Miyakawa
Brad R. Dinsmore	Michael P. Hoopis	David J. Munio
Manish Dutta	Denis P. Kalscheur	Stephen P. Yost

2.
Ratification of the Appointment of Independent Registered Public Accountants. To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

3.	Advisory Vote on the Compensation of Our Named Executive Officers. To approve, by a non-binding advisory vote, the compensation of our named executive officers.

4.	Other Business: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Our Board of Directors recommends that you vote “FOR” all of the nine director nominees named above for election to our Board of Directors; “FOR” ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and “FOR” approval, on a non-binding advisory basis, of the compensation of our named executive officers.
Only shareholders of record at the close of business on March 25, 2020 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders
to be held on May 20, 2020.
This Proxy Statement and the Company's 2019 Annual Report are available online at
http://www.envisionreports.com/PMBC
YOUR VOTE IS VERY IMPORTANT. Even if you plan to attend the Annual Meeting in person, please submit your proxy promptly by mail, telephone or the Internet, all as described in more detail in the Proxy Statement.

By order of the Board of Directors

April 15, 2020
Edward J. Carpenter
Chairman of the Board

PACIFIC MERCANTILE BANCORP
949 South Coast Drive, Third Floor
Costa Mesa, California 92626
____________________
PROXY STATEMENT
____________________
ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 2:00 P.M., Pacific Time, Wednesday, May 20, 2020

INTRODUCTION
This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Pacific Mercantile Bancorp, a California corporation, for use at the 2020 Annual Meeting of Shareholders, which will be held on Wednesday, May 20, 2020, at 2:00 P.M., Pacific Time, in the first floor Training Room at the Company's offices at 949 South Coast Drive, Costa Mesa, CA 92626, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 15, 2020.
The safety of our employees, customers, communities and shareholders is our first priority. As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting could be postponed or moved to another location. At this time, we expect the Annual Meeting to occur as planned and will take necessary precautions to protect the health and safety of those who attend. If we change the date, time or location of the Annual Meeting, we will announce the decision to do so in advance and post details on our website at www.pmbank.com. The proxies that we are soliciting authorize the proxy holders to vote your shares in accordance with your instructions at any adjournment or postponement of the Annual Meeting.
As a matter of convenience, in this Proxy Statement we will refer to Pacific Mercantile Bancorp as the “Company” or “we,” “us” or “our” and our 2020 Annual Meeting of Shareholders as the “Annual Meeting” or the “Meeting”.
The proxy materials for the Annual Meeting, including this Proxy Statement and our Annual Report to Shareholders on Form 10-K for the year ended December 31, 2019 (“2019 Annual Report”), will also be available to our shareholders on the Internet at http://www.envisionreports.com/PMBC, beginning on or about April 15, 2020.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND PROVIDE US WITH YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.
Some shareholders may have their shares registered in different names or hold shares in different capacities. For example, a shareholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. If, in that event, you want all of your votes to be counted, please be sure to vote in each of those capacities.
Who May Vote?
If you were a holder of shares of our common stock on the records of the Company at the close of business on March 25, 2020 (the “Record Date”), you are entitled to notice of and may vote at the Annual Meeting.
Holders of shares of our non-voting common stock on the records of the Company at the close of business on the Record Date are not entitled to vote on any of the proposals. As of the Record Date, Patriot Financial Partners III, L.P. (“Patriot”) was the sole holder of shares of our non-voting common stock.
How Many Votes Do I Have?
Each share of common stock outstanding at the close of business on the Record Date is entitled to one vote on each of the matters to be voted upon at the Annual Meeting.
On the Record Date, a total of 22,152,868 shares of common stock were entitled to be voted. In addition, there are also 1,467,155 shares of non-voting common stock outstanding.
Notwithstanding the foregoing, if any shareholder in attendance at the Annual Meeting gives notice at the Annual Meeting, prior to the voting, of an intention to cumulate votes in the election of directors, then all shareholders will be entitled to cumulate votes in that election. In an election of directors held by cumulative voting, each shareholder is entitled to cast a number of votes that is equal to the number of directors to be elected (which at this Annual Meeting will be nine), multiplied by the number of shares that the shareholder is entitled to vote at the Annual Meeting. The shareholder may cast all of those votes for a single nominee or distribute them among any number or all of the nominees in such proportions as the shareholder may choose.
How Do I Vote?
Voting in Person. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., at the close of business on the Record Date, you are considered the shareholder of record with respect to those shares and you have the right to vote your shares in person at the Annual Meeting. If your shares are held through a broker, bank or other nominee (that is, in “street name”) at the close of business on the Record Date, you are considered the “beneficial owner” of those shares and you may vote your shares in person at the Annual Meeting only if you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares in person at the Annual Meeting. Directions to the Annual Meeting may be found at http://pmbank.com/InvestorRelations/Events.
Voting by Proxy for Shares Held by a Shareholder of Record. If you are a shareholder of record, you may direct how your shares are voted without attending the Annual Meeting in one of the following ways:

•
Voting by Telephone. You may vote by calling the toll-free telephone number and following the instructions printed on your proxy card. The deadline for voting by telephone is May 20, 2020, at 1:00 A.M., Pacific Time. If you vote by telephone, you do not need to return your proxy card.

•
Voting on the Internet. You may vote on the Internet by accessing the website address and following the instructions printed on your proxy card. The deadline for voting on the Internet is May 20, 2020, at 1:00 A.M., Pacific Time. If you vote on the Internet, you do not need to return your proxy card.

•
Voting by Mail. You may vote by completing, signing and returning your proxy card by mail. To vote in this manner, please mark, date and sign the enclosed proxy card and return it by mail in the accompanying postage-prepaid envelope. In order to assure that your shares will be voted, you should mail your signed proxy card in sufficient time for it to be received before the Annual Meeting. If your shares are registered in different names or you hold your shares in more than one capacity, you will receive more than one proxy card. In that case, if you choose to vote by mail and you want all of your shares voted, please complete each proxy card that you receive and return it in its own postage prepaid envelope.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy in advance of the meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. Submitting your proxy by telephone, Internet or mail will not affect your right to vote in person should you decide to attend the Annual Meeting. If you do attend and vote your shares in person at the Annual Meeting, after having voted by any of the methods described above, only your last vote will be counted.
Voting by Proxy for Shares Held In Street Name. If you are the beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to instruct how your shares are to be voted at the Annual Meeting.
How Will The Board Vote My Proxy?
If you grant us your proxy to vote your shares (whether by telephone or over the Internet or by completing, signing and returning your proxy card by mail), and you do not revoke that proxy prior to the Annual Meeting, your shares will be voted as directed by you. If you grant us your proxy without providing any specific direction as to how your shares should be voted, your shares will be voted: “FOR” all of the nine director nominees named in the Notice of Annual Meeting for election to the Board of Directors (Proposal No. 1); “FOR” ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal No. 2); and “FOR” approval, on a non-binding advisory basis, of the compensation of our named executive officers (Proposal No. 3).
If any other matter should be properly presented at the Annual Meeting upon which a vote may be taken, the shares represented by your proxy will be voted in accordance with the judgment of the holders of the proxy. Such persons also have discretionary authority to vote to adjourn the Annual Meeting, including for soliciting proxies to vote in accordance with the recommendations of the Board of Directors on any of the above items. However, if your shares are held in a brokerage account, please read the information below under the caption “Voting Shares Held by Brokers, Banks and Other Nominees” regarding how your shares may be voted.

Voting Shares Held by Brokers, Banks and Other Nominees
We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our common stock. Proxies that are returned to us by brokers, banks or other nominee holders on your behalf will count toward a quorum and will be voted in accordance with the voting instructions you have sent to your broker, bank or other nominee holder. If, however, you want to vote your shares in person at the Annual Meeting, you will need to obtain a legal proxy or broker’s proxy card from your broker, bank or other nominee holder and bring it with you to the Annual Meeting. If you fail to provide voting instructions to, or you attend the Annual Meeting and do not obtain a legal proxy or broker’s proxy from, your broker, bank or other nominee, your shares will not be voted, except as provided below with respect to certain “routine” matters.
Under rules applicable to securities brokerage firms, a broker who holds shares in “street name” for a customer may generally vote your shares in its discretion on “routine” proposals, but does not have the authority to vote those shares on any “non-routine” proposal, except in accordance with your voting instructions. Under New York Stock Exchange (“NYSE”) rules, if your shares are held by a member organization, as that term is defined under NYSE rules, responsibility for making a final determination as to whether a specific proposal constitutes a routine or non-routine matter rests with that organization, or third parties acting on its behalf. If your broker does not receive voting instructions from you, but chooses to vote your shares on a routine matter, then your shares will be deemed to be present by proxy and will count toward a quorum at the Annual Meeting, but will not be counted as having been voted on, and as a result will be deemed to constitute “broker non-votes” with respect to, non-routine proposals.
Vote Required
Quorum Requirement. Our Bylaws require that a quorum - that is, the holders of a majority of all of the shares entitled to vote at the Annual Meeting - be present, in person or by proxy, before any business may be transacted at the Annual Meeting (other than adjourning the Annual Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).
Proposal No. 1 (Election of Directors). The nine nominees for election to the Board who receive the highest number of votes cast will be elected. As a result, shares voted “Withhold” and broker non-votes will not be counted in determining the outcome of the election. However, shares voted “Withhold” and broker non-votes will be considered present at the Annual Meeting for purposes of determining whether a quorum is present.
Proposal No. 2 (Ratification of the Appointment of Independent Registered Public Accountants) and Proposal No. 3 (Advisory Vote on the Compensation of Our Named Executive Officers). The approval of each of these proposals requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting, provided that such shares also constitute at least a majority of the required quorum. Abstentions and broker non-votes are not counted in determining whether the affirmative votes constitute a majority of the shares present or represented and voting at the Annual Meeting for these proposals but could affect whether a proposal is approved because they do not count as affirmative votes in determining whether the shares voting affirmatively on the proposal constitute at least a majority of the required quorum.
How You Can Revoke Your Proxy or Voting Instructions and Change Your Vote
If you are the record owner of your shares, you may revoke any proxy you may have submitted over the Internet or by telephone or any proxy you may have returned by mail, at any time before your proxy has been voted, by taking one of the following actions:

•	attending the Annual Meeting and voting in person;

•	completing, signing and submitting a signed proxy card bearing a later date than the date of your earlier vote or proxy; or

•
sending a written revocation of your proxy to the Company’s Corporate Secretary at 949 South Coast Drive, Third Floor, Costa Mesa, California 92626. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences. If, after revoking your proxy in this manner, you want to vote your shares, you may do so only by one of the methods set forth above, and not over the Internet or by phone.

However, if your shares are held by a broker, bank or other nominee holder, you will need to contact your broker, bank or the nominee holder if you wish to change or revoke any voting instructions that you previously gave to your broker, bank or other nominee holder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Set forth below is certain information, as of March 25, 2020 (except where another date is indicated), regarding the shares of our common stock that were owned, beneficially by (i) each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of the outstanding shares of any class of our voting securities; (ii) each of our current directors and each nominee standing for election to our Board of Directors at the Annual Meeting; (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, we believe that the shareholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.
As of March 25, 2020, there were outstanding 22,152,868 shares of common stock.
Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Pacific Mercantile Bancorp, 949 South Coast Drive, Third Floor, Costa Mesa, California 92626.

Name	Number of Shares Owned Beneficially(1)		Percent of Outstanding Common Stock(2)
Patriot Financial Partners III, L.P.	2,193,208	(3)	9.9%
Four Radnor Corporate Center, 100 Matsonford Rd, Suite 210, Radnor, PA 19087
Endeavour Capital Advisors Inc. and affiliates	2,175,223	(4)	9.8%
410 Greenwich Avenue, Greenwich, CT 06830
BlackRock, Inc.	1,863,196	(5)	8.4%
55 East 52nd Street, New York, NY 10055
First Manhattan Co.	933,483	(6)	4.2%
399 Park Avenue, New York, NY 10022
Edward Carpenter	18,949		*
James F. Deutsch	—	(3)	*
Brad R. Dinsmore	56,000		*
Manish Dutta	2,999		*
Shannon F. Eusey	3,876		*
Michael P. Hoopis	14,162		*
Denis P. Kalscheur	15,515		*
Michele S. Miyakawa	3,876		*
David J. Munio	11,950		*
Stephen P. Yost	25,045		*
Thomas M. Vertin	379,303	(7)	1.7%
Robert S. Anderson	146,763	(7)	*
Thomas J. Inserra	48,144	(7)(8)	*
Curt A. Christianssen	123,260	(7)	*
All directors and executive officers as a group (17 persons)	1,079,446	(9)	4.7%
___________________________

*	Represents less than 1% of the shares outstanding as of March 25, 2020.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). Under those rules and for purposes of the table above (i) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; and (ii) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares. In addition, a person is deemed to own beneficially shares of common stock which that person was able to acquire on March 25, 2020 or will become entitled to acquire at any time within 60 days thereafter, on conversion of convertible securities or on exercise of options outstanding under our equity incentive plans, and those shares of common stock will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person (but not for purposes of computing the percentage of the outstanding shares that are beneficially owned by any other person).

(2)	Percentage ownership is based on 22,152,868 shares of common stock deemed to be outstanding as of March 25, 2020.

(3)
According to a report filed with the SEC on March 11, 2020, Patriot, Patriot Financial Partners GP III, L.P. (“Patriot III GP”), Patriot Financial Partners GP III, LLC (“Patriot III LLC”), James F. Deutsch, James J. Lynch and W. Kirk Wycoff may be deemed to share beneficial ownership of these shares. Patriot III GP is the general partner of Patriot and Patriot III

LLC is the general partner of Patriot III GP. Mr. Deutsch, Mr. Wycoff and Mr. Lynch serve as general partners of Patriot Fund III and Patriot III GP, members of Patriot III LLC, and members of the investment committee of Patriot Fund III. Patriot III GP, Patriot III LLC, Mr. Deutsch, Mr. Lynch and Mr. Wycoff, have disclaimed beneficial ownership of the common stock owned by Patriot, except to the extent of its or his pecuniary interest therein. Excludes 1,467,155 shares of non-voting common stock owned by Patriot. Because the parties do not presently and will not within the next 60 days, have the right to acquire such common stock or have voting or investment power over such common stock, those underlying shares are not included in the parties’ beneficial ownership.

(4)
According to a report filed with the SEC on February 14, 2020, as of December 31, 2019, Endeavour Capital Advisors Inc., Laurence M. Austin and Mitchell J. Katz share voting and dispositive power with respect to all 2,175,223 of these shares and Endeavour Regional Bank Opportunities Fund II L.P. shares voting and dispositive power with respect to 1,190,227 of these shares.

(5)
According to a report filed with the SEC on February 7, 2020, as of December 31, 2019, BlackRock, Inc. holds sole voting power with respect to 1,712,879 of these shares, and sole dispositive power with respect to 1,863,196 of these shares.

(6)
According to a report filed with the SEC on February 4, 2020, as of December 31, 2019, First Manhattan Co. holds sole voting and dispositive power with respect to 182,992 of these shares, shares voting power with respect to 634,802 of these shares and shares dispositive power with respect to 750,491 of these shares.

(7)
Includes the following numbers of shares which may be purchased on exercise of stock options that were exercisable on or will become exercisable within 60 days of March 25, 2020: Mr. Vertin - 343,728 shares; Mr. Christianssen - 25,334 shares; Mr. Anderson - 48,696 shares; and Mr. Inserra - 0 shares.

(8)	Includes 3,000 shares of common stock which are held in an IRA account by Mr. Inserra's spouse.

(9)
Includes 576,600 shares of common stock which may be purchased on exercise of stock options that were exercisable on or will become exercisable within 60 days of March 25, 2020; but excludes the shares of common stock as to which directors or officers have disclaimed beneficial ownership, as described in the above footnotes.

ELECTION OF DIRECTORS
(Proposal No. 1)
Size of Board
Our Bylaws provide that the authorized number of directors shall not be less than seven or more than thirteen with the exact number of directors, within that range, to be fixed from time to time by resolution of the Board of Directors or our shareholders. The authorized number of directors is currently fixed at ten and the Board is currently composed of ten directors. Mr. Carpenter will not stand for reelection at the Annual Meeting. As a result, the Board of Directors has fixed the size of the Board of Directors at nine effective as of the Annual Meeting.
The nine nominees named below were nominated for election to the Board by the Board of Directors, upon recommendation of the Nominating and Governance Committee.
Nominees
Our Board of Directors has nominated the nine individuals named below for election to the Board for a term of one year ending at the 2021 Annual Meeting of Shareholders and until their respective successors are elected and qualify to serve. Each of these nominees has consented to serve as a director, if elected at the upcoming Annual Meeting. All of the nine nominees are currently serving as directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NINE NOMINEES NAMED BELOW FOR ELECTION TO THE BOARD OF DIRECTORS

Name of Nominee	Age	Director Since
James F. Deutsch	64	2018
Brad R. Dinsmore	56	2019
Manish Dutta	44	2019
Shannon F. Eusey	50	2019
Michael P. Hoopis	69	2012
Denis P. Kalscheur	69	2015
Michele S. Miyakawa	50	2019
David J. Munio	75	2015
Stephen P. Yost	74	2013
Vote Required
Under California law and our Bylaws, the nine nominees receiving the highest number of votes entitled to be cast in the election of directors will be elected to serve as directors of the Company. As a result, any shares that are voted “Withhold” and broker non-votes will not be counted in determining the outcome of the election.
Unless otherwise instructed, the persons who are named as the proxy holders on the enclosed proxy card intend to vote the proxies received by them for the election of all nine of the nominees. If, prior to the Annual Meeting, any of the nominees becomes unable or unwilling for good cause to serve as a director, the proxy holders will vote the proxies received by them for the election of any substitute nominee selected by the Board of Directors. The Company has no reason to believe that any of the nominees will become unable or unwilling to serve. In addition, if any shareholder gives notice at the Annual Meeting, prior to voting, of his or her intention to cumulate votes in the election of directors, the proxy holders will have the discretion to allocate and cast the votes represented by each of the proxies they hold among the above named nominees for whom authority to vote has not been withheld, in such proportions as the proxy holders deem appropriate in order to elect as many of the nominees named above as is possible.
Set forth below is information relating to the principal occupations, recent business experience and qualifications of each of our current directors and the nominees selected by the Board of Directors for election to the Company’s Board of Directors at the Annual Meeting.

Edward J. Carpenter has served as the Chairman of the Board and a member of our Board of Directors since 2012. Mr. Carpenter is Chairman and Chief Executive Officer of Carpenter & Company and Chair of their Investment and Governance Committee. Since founding Carpenter & Company in 1974, he led the firm as it developed its financial institutions practice, its asset management, and its investment banking services. Mr. Carpenter has served as a member of legislative review committees for California and federal bank regulatory bodies including the Office of the Comptroller of the Currency in Washington, D.C. and on advisory boards for the California Department of Corporations and the California State Banking Department. Mr. Carpenter has served on the board of directors for numerous banks located throughout the nation. Mr. Carpenter also is a trustee of Loyola Marymount University and Loyola Law School and a member of the board of directors of the International Medical Corps. Mr. Carpenter is the past Chair of the California Institute, Vice-Chair of the California Statewide University Foundation and a board member of the Orange County Performing Arts Center. Mr. Carpenter received his BBA from Loyola Marymount University and his MBA from California State University, Long Beach. Mr. Carpenter's extensive career in various facets of the banking industry, along with his analytical, communication and managerial skills, his deep understanding of the banking industry and extensive contact with senior management of hundreds of banking companies and federal regulators are valuable attributes for our Board of Directors.
James F. Deutsch has served as a member of our Board of Directors since November 2018. Mr. Deutsch has more than 40 years of experience in the banking industry and currently is a partner at Patriot Financial Partners, L.P., a private equity firm focused on investing in community banks, thrifts and financial services- related companies throughout the United States. Prior to joining Patriot Financial Partners, Mr. Deutsch was one of the founders and served as the President and CEO of Team Capital Bank, a private institution headquartered in Bethlehem, PA. Prior to Team Capital, Mr. Deutsch spent 25 years managing various lending groups including community bank lending, regional lending and national lending programs at Commerce Bancorp, Inc., Brown Brothers Harriman and Summit Bancorp. Mr. Deutsch was also responsible for managing and establishing investment banking, corporate finance, syndication and specialty lending groups at Commerce Bancorp. Mr. Deutsch has served on the boards of many civic and professional organizations during his career including serving as the Chair of The State Theatre, Valley Youth House, The Bethlehem YMCA and the Hugh Moore Historical Parks and Museums. He currently serves on the board of the Minsi Trails Boy Scout Council. Mr. Deutsch received his B.S. degree in Finance and his MBA from Lehigh University. Mr. Deutsch was elected to our Board of Directors and nominated for election pursuant to an Investor Rights Agreement with Patriot, which grants Patriot the right to designate one individual for election to our Board of Directors, subject to the terms and conditions of the agreement. We entered into the Investor Rights Agreement with Patriot in connection with Patriot's purchase of 2,169,208 shares of our common stock and 1,467,155 shares of our Series A Preferred Stock from the Carpenter Funds. Mr. Deutsch's more than 40 years in the banking industry, which includes years of experience as an executive officer and in various director positions, brings extensive leadership and community banking experience to our Board, including executive management, risk, credit experience, risk assessment skills and public company expertise. As a Partner of Patriot Financial Partners, he also provides the perspective of a significant investor in the Company.
Brad R. Dinsmore joined Pacific Mercantile Bancorp in 2019 as President and Chief Executive Officer of the Company and its subsidiary, Pacific Mercantile Bank. Mr. Dinsmore has 32 years of banking experience and most recently served as Corporate Executive Vice President for SunTrust Banks in Atlanta, Georgia. During his tenure at SunTrust, Mr. Dinsmore had responsibility for Consumer Banking, Small Business Banking, Private Wealth Management and Digital Banking. At SunTrust, Mr. Dinsmore was part of the executive leadership team that led the turnaround of one of the largest banks in the United States. Mr. Dinsmore was previously Head of U.S. Retail Banking for Citigroup based out of New York City. Earlier in his career, Mr. Dinsmore served in numerous senior roles at Bank of America including having responsibility for delivering products and services to more than 12 million consumers and businesses in the Western half of the United States. Mr. Dinsmore earned his bachelor's degree in Business Administration from California Polytechnic State University and completed additional studies at the University of Washington's Pacific School of Banking. Mr. Dinsmore's extensive business banking experience and proven leadership abilities are an asset to our Board of Directors.
Manish Dutta has served as a member of our Board of Directors since November 2019. Mr. Dutta is the Co-Founder and Chief Executive Officer of Alpha Ledger Technologies, a company which leverages distributed ledger technology to connect all people to fundamental positive impact municipal investment opportunities that strengthen communities and improve quality of life. Mr. Dutta has over 22 years of experience in the investment management industry, with a focus on business operations, technology, strategic planning and implementing complex and scalable solutions. Prior to founding Alpha Ledger Technologies, Mr. Dutta spent 20 years with PIMCO where he most recently was a Senior Vice President and Senior Manager, managing various teams of developers, analysts and consultants supporting PIMCO’s global client facing operations, business operations and strategic initiatives for the executive office. Mr. Dutta joined PIMCO as a Senior Developer leading teams and managing platform projects working both domestically and internationally, and steadily rose through the management ranks over time. Prior to joining PIMCO, Mr. Dutta held programmer and developer positions at The Capital Group Companies, Inc. and GDI/Compuflex International, respectively. Mr. Dutta received his Bachelor’s degree in Business Studies from Delhi University, India. Mr. Dutta's strong technology background and expertise within the financial industry adds valuable insight and experience to our Board of Directors.

Shannon F. Eusey has served as a member of our Board of Directors since May 2019. Ms. Eusey is a Co-Founder of Beacon Pointe Advisors, LLC and serves as its Chief Executive Officer and President. Previously, Ms. Eusey served as Managing Director and Portfolio Manager at Roxbury Capital Management, LLC. She was responsible for the socially responsible investments for several years at Roxbury. She served as Vice Chairman on the Board of Directors for the National Network to End Domestic Violence, as a Trustee for the Friends of the Girl Scouts Council of Orange County, and as a board member of the UCI Athletic Fund. She is a member of Orange County’s Young President Organization, sits on the CNBC Financial Advisors Council, and is part of ScratchWorks - a FinTech accelerator. She graduated from the University of California Irvine where she Played Division I Volleyball. She received her MBA from the University of California, Los Angeles Anderson School of Business. Ms. Eusey's leadership experience in building Beacon Pointe Advisors into a $10 billion registered investment advisory firm brings a unique skill set to our Board of Directors where she will be able to provide keen insights into talent management, operations, marketing, business development, and FinTech.
Michael P. Hoopis has served as a member of our Board of Directors since 2012. Since March 2016, Mr. Hoopis is Chief Executive Officer and Founder of 4 Cornrs Business Advisory, LLC, a consulting company focusing on advising businesses, Boards and executives on strategic planning and value creation. Previously, Mr. Hoopis served as President, Chief Executive Officer and a member of the Board of Directors of Targus Group International, Inc. (“Targus Group”), a worldwide leader in the manufacture and marketing of cases and accessories for laptop computers, tablets and e-readers, from 2006 to February 2016. In February 2016, Mr. Hoopis served as President, Chief Executive Officer and a member of the Board of Directors of Targus Cayman Holdco Limited, the ultimate parent of Targus International LLC (“Targus International”), a newly formed operating company for the ongoing Targus assets. Prior to joining Targus Group, Mr. Hoopis served as the President and Chief Executive Officer of Water Pik Technologies, Inc. for seven years and was responsible for overseeing the spin-off and transition of Water Pik from a segment of Allegheny Teledyne to a public company in 1999. Prior to joining Water Pik, Mr. Hoopis held several executive management positions at Black & Decker from 1989 to1998, including President of Worldwide Household Products, Price Pfister, Inc. and Kwikset Corporation. Prior to joining Black & Decker, Mr. Hoopis held several management positions with Beatrice Foods Inc. Mr. Hoopis earned his B.S. degree from the University of Rhode Island. Mr. Hoopis was initially elected to our Board of Directors pursuant to an agreement granting the Carpenter Funds the right to designate three individuals for election to our Board of Directors, subject to the terms and conditions of the agreement. Our Board of Directors has nominated Mr. Hoopis for reelection, although that agreement terminated on September 14, 2018. Mr. Hoopis's extensive leadership and managerial experience enables him to provide valuable insights to our Board of Directors into how to manage risk in a business environment.

Denis P. Kalscheur has served as a member of our Board of Directors since February 2015. Mr. Kalscheur has since April 2020 served as an advisory director for the Board of Directors of ORIX Corporation USA, the wholly-owned privately held subsidiary of ORIX Corporation, including serving as Chairman of its Audit Committee.  From January 2017 to November 2018, he served as a member of the Board of Directors for Avolon Holdings Limited, the third largest commercial jet aircraft leasing company in the world.  From January 2016 to January 2017, Mr. Kalscheur served as Vice Chairman of Aviation Capital Group (“ACG”), a global commercial jet aircraft leasing firm and wholly-owned subsidiary of Pacific Life, a Fortune 500 life insurance enterprise.  He served as ACG’s CEO and a member of ACG's Board of Directors from January 2013 to December 2016. Mr. Kalscheur served as SVP and Treasurer of Pacific Life from 2010 through 2012. Mr. Kalscheur also had significant board roles with College Savings Bank, a New Jersey chartered savings bank and wholly owned subsidiary of Pacific Life, including serving as a Director (2002-2012), Audit Committee Chairman (2003-2007) and Chairman of the Board (2010-2012). Prior to joining Pacific Life, he was a senior insurtech executive and held a number of executive officer roles in the airline and aerospace industry. Mr. Kalscheur served as President and CEO of Elsinore Aerospace, a global aviation engineering and certification, maintenance, modification and quality management company. He served as CFO of U.S. passenger airline AirCal and its parent, ACI Holdings. Mr. Kalscheur also served as VP and Treasurer of Tiger International, a global diversified transportation company and its wholly owned subsidiary The Flying Tiger Line, a global cargo airline. He began his career in commercial banking as a corporate banking officer of both First Wisconsin National Bank and Continental Illinois National Bank and Trust Company of Chicago.  Mr. Kalscheur graduated with an MBA and BBA in finance, investments and banking from the University of Wisconsin-Madison where he is an emeritus member of the Dean's Advisory Board.  Mr. Kalscheur's extensive finance background and his decade of experience as a director of College Savings Bank adds sound industry experience to our Board of Directors.
Michele S. Miyakawa has served as a member of our Board of Directors since May 2019. Ms. Miyakawa is a Managing Director and one of the founding members of Moelis & Company. At Moelis & Company, Ms. Miyakawa has served in multiple roles including COO of Global Advisory and most recently as Global Head of Human Resources, Head of Investor Relations and Marketing and Communications. Previously, Ms. Miyakawa was an investment banker with UBS, focusing on the technology, media and telecom sectors where she led assignments in merger and acquisition, recapitalization and restructuring, IPOs and capital financing. Prior to UBS, she was an investment banker with Donaldson, Lufkin & Jenrette. She has served as a Director at the Children’s Bureau of Southern California and was a Trustee for the Center for Early Education. Ms. Mikyakawa graduated from The Wharton School at the University of Pennsylvania where she received her Bachelor of Science in Economics, and subsequently obtained her MBA from Harvard University. Ms. Miyakawa has over 25 years of experience in the finance industry as an investment banker and human resources leader, which brings valuable industry and management experience to our Board of Directors.
David J. Munio has served as a member of our Board of Directors since December 2015. Mr. Munio has more than 40 years of experience in the banking industry. After many years in senior executive positions at First Interstate Bank, Mr. Munio's banking career culminated with five years of service as the Chief Credit Officer of Wells Fargo & Company. Following his retirement from Wells Fargo, he served as director and Chairman of the Credit Policy Committee of CapitalSource Bank prior to its merger in 2014 with Pacific Western Bancorp. Mr. Munio joined Wells Fargo in 1996 and served as Executive Vice President and Chief Credit Officer from 2001 until his retirement in 2006. In this role, he was responsible for all credit policy and oversight for the bank, and also served on the board of directors at Wells Fargo Bank, N.A. Mr. Munio joined Wells Fargo as a result of its acquisition of First Interstate Bank in 1996. During his 20-year career at First Interstate Bank, Mr. Munio served in a number of senior management positions including Executive Vice President - Credit Policy and Administration Manager from 1987-1996. Mr. Munio attended the University of California, Los Angeles where he earned an MBA and a Bachelor of Science degree in Business Economics. Mr. Munio's extensive finance background and management experience assist us in understanding the banking environment and will help us better serve our customers.
Stephen P. Yost has served as a member of our Board of Directors since 2013. He established Kestrel Advisors, a consulting firm that focuses on credit risk management for the banking and financial communities following his retirement from Comerica Bank in 2006. During his 40 plus years in banking, the vast majority of Mr. Yost’s career was in credit administration. He was a Regional Chief Credit Officer for Comerica Bank and the Executive in charge of its Special Assets Group for the Western Region. Mr. Yost was the Chief Credit Officer of Imperial Bank prior to its merger with Comerica. He was also a Senior Credit Officer with First Interstate Bank and Mellon Bank, N.A. Mr. Yost is a past director for Heritage Oaks Bancorp and subsidiaries, for Manhattan Bancorp (2006-2015) and subsidiaries, and Mission Community Bancorp (2010-2014). Mr. Yost chairs the directors’ Credit Policy Committee of Pacific Mercantile Bank and is a member of several other standing committees. Mr. Yost holds an MBA from the University of Santa Clara. Due to his extensive knowledge of bank lending and credit issues, Mr. Yost is a valuable addition to the Board and to the Board’s Credit Policy Committee, which is responsible for establishing lending policies, providing oversight of the Bank’s lending and credit functions and approving the larger loans made by the Bank.

THE BOARD OF DIRECTORS
The Role of the Board of Directors
In accordance with our Bylaws and California law, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board also are members of the Board of Directors of the Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and the Bank, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.
During 2019, our Board of Directors held a total of six meetings and each director attended at least 75% of the total number of those meetings and the meetings of the Board committees on which they served during their term of office as a director in 2019. We encourage our directors to attend our annual meeting of shareholders. All of our then-current directors attended our 2019 Annual Meeting of Shareholders.
Director Independence and Composition and Structure of the Board
The Board has determined that each of our current directors Carpenter, Deutsch, Dutta, Eusey, Hoopis, Kalscheur, Miyakawa, Munio and Yost are independent under the definition of independence set forth in the listed company rules of the Nasdaq Stock Market LLC (“Nasdaq”). Mr. Dinsmore is not an independent director because he is currently an executive officer of the Company. In reaching these conclusions, the Board determined that there are no relationships between the Company or the Bank and any of the non-management directors who were determined to be independent that would interfere with the exercise of such director's independent judgment in carrying out the responsibilities of a director.
Board Leadership Structure
Our Board of Directors has chosen to separate the positions of chief executive officer and chairman of our Board of Directors. Our Board of Directors believes that it is advisable to separate the two positions because combining both positions in the same individual might concentrate too much power in the hands of a single executive. Having an independent Chairman of our Board of Directors also facilitates communications and relations between our Board of Directors and the Company’s officers.
Term of Office of Directors
All of our directors are elected to serve for a term of one year and until their respective successors are elected and qualify to serve on the Board. If a vacancy occurs on the Board between annual meetings, the Board may fill the vacancy by electing a new director. The Board may also increase the size of the Board, subject to our Bylaws, and elect a director to hold the newly created vacancy for a term ending at the next annual meeting of shareholders.
Communications with the Board
Shareholders interested in communicating with members of the Board of Directors or the non-management directors as a group may do so by writing to the Chairman of the Board of Directors, c/o Corporate Secretary, Pacific Mercantile Bancorp, 949 South Coast Drive, Third Floor, Costa Mesa, California 92626. The Corporate Secretary will review and forward to the appropriate members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that she otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by that committee.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company and represent our Board’s current views with respect to selected corporate governance issues considered to be of significant to our shareholders. The Corporate Governance Guidelines direct the actions of our Board of Directors with respect to, among other things, Board composition, director nomination procedures and qualifications, director orientation and continuing education, management succession planning, expectations of our directors, and annual performance evaluations of our Board and committees. A copy of our Corporate Governance Guidelines can be found at the Investor Relations section of our website at www.pmbank.com.
Code of Business and Ethical Conduct
We have adopted a Code of Business and Ethical Conduct for our officers and employees that also includes specific ethical policies and principles that apply to our Chief Executive Officer, Chief Financial Officer, the Bank’s Chief Operating Officer and other key accounting and financial personnel. A copy of our Code of Business and Ethical Conduct can be found at the Investor Relations section of our website at www.pmbank.com. We intend to disclose, to the extent required by the applicable rules of the SEC and Nasdaq, at this location on our website, any amendments to that code and any waivers of the requirements of that code that may be granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions.
Committees of the Board of Directors
The Board has four standing committees: an Audit Committee, a Human Resources and Compensation Committee (the “HR and Compensation Committee”), a Risk and Finance Committee and a Nominating and Governance Committee. Information regarding the members and the responsibilities of each of those Committees and the respective number of meetings held in 2019 by those Committees is set forth below.
Audit Committee. Currently the members of the Audit Committee are Denis P. Kalscheur, its Chairman, and Edward J. Carpenter, James Deutsch, Manish Dutta, and Stephen P. Yost. All of these individuals are independent directors within the meaning of the Nasdaq listed company rules and meet the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Our Board of Directors has determined that Mr. Kalscheur meets the definition of “audit committee financial expert” as defined in regulations adopted by the SEC and qualifies as financially sophisticated in accordance with Nasdaq’s rules for listed companies. The Audit Committee has a written charter that sets forth the Audit Committee’s responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and the appointment and oversight of the independent registered public accounting firm engaged to audit the Company’s financial statements. Our Board of Directors, upon the recommendation of the Audit Committee, approved that charter, a copy of which can be viewed under “Governance” in the Investor Relations section of our website at www.pmbank.com. The Audit Committee held four meetings during 2019. To encourage frank discussion and effective communication of information at those meetings, that Committee meets with our outside accountants without management present, and with members of management without the outside accountants present.
Human Resources and Compensation Committee. This committee is comprised of the following five directors, all of whom are independent (as defined in the applicable Nasdaq listed company rules): Michael P. Hoopis, its Chairman, and Edward J. Carpenter, James F. Deutsch, Denis Kalscheur, and Michele S. Miyakawa. The HR and Compensation Committee reviews and approves the salaries and the incentive compensation and other benefit plans for our executive officers. In addition, the HR and Compensation Committee evaluates the performance of the Chief Executive Officer and based on this evaluation recommends to the independent members of the Board of Directors for their approval the Chief Executive Officer's compensation levels. The HR and Compensation Committee also administers the granting of options or other equity incentives under our equity incentive plans. Our Board of Directors has adopted a charter setting forth the role and responsibilities of the HR and Compensation Committee. A copy of that charter can be viewed under “Governance” in the Investor Relations section of our website at www.pmbank.com. The HR and Compensation Committee held three meetings in 2019.
The Company’s President and Chief Executive Officer also advises the HR and Compensation Committee on the performance of the other executive officers and their respective contributions to the achievement of Company’s financial objectives and makes recommendations to the HR and Compensation Committee with respect to the compensation to be paid to them. Pursuant to its charter, the HR and Compensation Committee may delegate its authority to subcommittees when appropriate. The HR and Compensation Committee has not delegated, and has no current intention to delegate, any of its authority to any subcommittee.
Risk and Finance Committee. The members of the Risk and Finance Committee are David J. Munio, its Chairman, and Edward J. Carpenter, James F. Deutsch, Brad R. Dinsmore, Manish Dutta, Shannon F. Eusey, Michael P. Hoopis, Michele S. Miyakawa, and Stephen P. Yost. The Risk and Finance Committee’s primary responsibilities include oversight of the Company’s (i) enterprise risk management policies and processes, including the identification of enterprise risks and the measures being implemented to mitigate those risks, (ii) compliance management processes, including the process for compliance with applicable bank regulatory requirements, and (iii) technology related processes, cybersecurity and controls. This Committee also exercises oversight of the Bank’s investment portfolio, liquidity, capital policies and related processes and controls and Community Reinvestment Act policies and processes. The Risk and Finance Committee held six meetings in 2019.
Nominating and Governance Committee. The members of the Nominating and Governance Committee are: Edward J. Carpenter, its Chairman, Shannon F. Eusey, Michael P. Hoopis, and Denis Kalscheur. The Nominating and Governance Committee identifies and screens new candidates for Board membership and oversees the Company’s governance policies and processes. Each of the Committee members is an “independent director” within the meaning of the Nasdaq listed company rules. Our Board of Directors has approved a charter setting forth the responsibilities of the Nominating and Governance Committee. A copy of that charter can be found under “Governance” in the Investor Relations section of our website at www.pmbank.com. The Nominating and Governance Committee held three meetings during 2019.
The Director Nominating Process. In identifying new Board candidates, the Nominating and Governance Committee seeks recommendations from existing Board members and executive officers. In addition, the Nominating and Governance Committee will consider any candidates that may have been recommended by Company shareholders who have chosen to make those recommendations in accordance with the procedures described below. The Nominating and Governance Committee also may engage an executive search firm and other advisors as it deems appropriate to assist it identifying qualified candidates for the Board. During 2019, the Nominating and Governance Committee engaged McDermott & Bull, an executive search firm, for this purpose. Manish Dutta was identified by McDermott & Bull from a pool of candidates that they proposed, which satisfied the search criteria established by the Nominating and Governance Committee.
In assessing and selecting Board candidates, the Nominating and Governance Committee considers such factors, among others, as the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience, and the candidate’s reputation for integrity. When selecting a nominee from among candidates being considered by the Committee, it conducts background inquiries about and interviews with the candidates that the Committee members believe are best qualified to serve as directors, based on a number of factors, including, among others, whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company, including representing the interests of all shareholders and not a particular segment or group of shareholders, as well as serving on Board committees; whether the candidate’s skills and experience would add to the overall competencies of the Board; whether the candidate has any special background or experience relevant to the Company’s business; and whether the candidate will meet the bank regulatory standards applicable to Board membership.
The Nominating and Governance Committee believes that differences in experience, knowledge, skills and viewpoints enhance Board performance. Thus, the Committee considers such diversity in selecting, evaluating and recommending proposed director nominees. However, the Committee has not implemented a formal policy with respect to the consideration of diversity for the composition of the Board of Directors.
Shareholder Recommendation of Board Candidates. Any shareholder desiring to submit a recommendation for consideration by the Nominating and Governance Committee of a candidate that the shareholder believes is qualified to be a director nominee at any annual meeting of shareholders may do so by submitting that recommendation in writing to the Board not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to shareholders. Accordingly, for the 2021 annual meeting of shareholders, the deadline for shareholders to recommend director candidates for consideration as director nominees is December 16, 2020. However, if the date of the upcoming annual meeting has been changed by more than 30 days from the anniversary of the prior year’s meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for the upcoming annual meeting. In addition, the recommendation must be accompanied by the following information: (i) the name and address of the recommending shareholder and of the person being recommended for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the recommending shareholder and his or her recommended candidate; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company between the recommending shareholder or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such shareholder and any other person or persons (naming such other person or persons); (iv) such other information regarding the recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the written consent of the recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director. Provided that these requirements are met, the Nominating and Governance Committee will consider any shareholder-recommended candidate for nomination for election to the Board using the same criteria and factors that it uses in evaluating candidates recommended by any Board members, officers or executive search firms. No shareholders recommended candidates for election to the Board for the upcoming Annual Meeting.
Annual Board Evaluation Process
The Nominating and Governance Committee overseas an annual evaluation of the Board's and each Board committee's performance. The Nominating and Governance Committee also conducts an individual director self-assessment process annually in advance of the annual director nomination process.
Role of the Board in Risk Management
The Board’s responsibilities in overseeing the Company’s management and business include oversight of the Company’s key risks and management’s processes and controls to manage them appropriately. Management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures.
The risk of incurring losses on the loans we make is an inherent feature of the banking business and, if not effectively managed, such risks can materially affect our results of operations. As a result, the Board as a whole exercises oversight responsibility over the processes that our management employs to manage those risks. The Board fulfills that oversight responsibility by:

•	Monitoring trends in the Company’s loan portfolio and the Company’s allowance for loan and lease losses;

•	Establishing internal limits related to the Company’s lending exposure and reviewing and determining whether or not to approve loans in amounts exceeding certain specified limits;

•
Reviewing and discussing, at least quarterly and more frequently, if deemed necessary, reports from the Bank’s chief credit officer relating to such matters as (i) risks in the Company’s loan portfolio, (ii) economic conditions or trends that could reasonably be expected to affect (positively or negatively) the performance of the loan portfolio or require increases in the allowance for loan and lease losses and (iii) specific loans that have been classified as “special mention,” “substandard” or “doubtful” and, therefore, require increased attention of management;

•	Reviewing, at least quarterly, management’s determination of the allowance for loan and lease losses and any provisions required to be made to replenish or increase that allowance;

•	Reviewing management reports regarding collection efforts with respect to non-performing loans; and

•	Authorizing the retention and reviewing the reports of external loan review consultants with respect to the risks in and the quality of the loan portfolio.
Although risk oversight permeates many elements of the work of the full Board and its committees, the Audit Committee and the Risk and Finance Committee of the Board have direct and systematic responsibility for overseeing other significant risk management processes.
Audit Committee Oversight Responsibilities. The Audit Committee’s responsibilities in overseeing risk management processes include:

•	Oversight of the internal audit function, with the internal auditor reporting directly to the Audit Committee;

•	Oversight of the Company’s independent registered public accounting firm; and

•	Review of reports from management and the internal auditor regarding the adequacy and effectiveness of various internal controls.
Risk and Finance Committee Oversight Responsibilities. The Risk and Finance Committee’s oversight of risk management processes include the review of policies and guidelines with respect to risk assessment and the processes employed by management in identifying the Company’s major risk exposures and the actions being taken by management to monitor and control such exposures. The Committee also oversees management’s implementation of measures that are designed to minimize to the extent practicable the risks of non-compliance with applicable federal and state banking laws and regulations by, among other things, (i) reviewing with the Bank’s chief compliance officer (who reports directly to the Committee) and consulting with the Bank’s legal counsel with respect to regulatory matters and issues that could have a significant impact on the Company or the Bank or could present emerging areas of risk, and (ii) overseeing regulatory compliance programs. The Committee also reviews significant reports from regulatory agencies relating to risk issues, and management's responses, except to the extent they are subject to the jurisdiction of another committee of the Board pursuant to that committee's charter.
In performing their oversight responsibilities, the Board of Directors and the Audit and Risk and Finance Committees regularly receive reports from management and internal and external auditors, and periodically receive reports from outside consultants, regarding the Company’s enterprise risk management programs, compliance programs, cyber/information security and business continuity programs, and any extraordinary claims or losses.
Our Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.
Compensation and Risk Management. The Company’s HR and Compensation Committee and Board of Directors have reviewed the Company’s executive and employee compensation practices to analyze whether or not they create improper incentives that would result in a material risk to the Company. Based on this review and analysis, the HR and Compensation Committee and the Board of Directors have determined that none of the Company’s compensation practices for its executive officers or employees is reasonably likely to have a material adverse effect on the Company.
Anti-Hedging and Pledging Policies. The Company recognizes that hedging, derivative and other speculative transactions by Company insiders could disturb the alignment between shareholders and Company insiders or create other risks involving transactions in the Company's securities. Accordingly, we maintain a policy that limits our directors, executive officers and other Company insiders from engaging in these types of transactions. Specifically, in addition to the prohibition on engaging in short sales by our executive officers and directors under applicable securities laws, we strongly discourage insiders from engaging in short sales or derivative transactions and we require all Company insiders to pre-clear any proposed hedging or monetization transaction. We also prohibit Company insiders from holding Company stock in a margin account or pledging Company stock as collateral for a loan.

Environmental, Social and Governance Practices

We are committed to excellence in our environmental, social and governance (“ESG”) practices, with our Nominating and Governance Committee assuming primary oversight of our efforts in ESG matters. We regularly assess our practices to ensure we are meeting industry and peer standards and we seek opportunities to enhance the communities where we serve through our efforts to meet our obligations under the Community Reinvestment Act (“CRA”), which includes CRA qualified lending, corporate giving, and employee volunteering. We further look for community enhancement opportunity through development of our staff, participation in the political and public policy process, and environmental sustainability programs.

We recognize that it is increasingly important for our shareholders, customers, and employees to have a good understanding of our efforts to improve ESG practices. We have included some highlights below to share our ongoing commitments in these areas.

Community Development Lending. As a financial institution that strives to help more businesses succeed, Pacific Mercantile Bank is an active participant in various community development lending initiatives that aim to help the local communities thrive. The Bank actively seeks opportunities to make loans that provide and maintain affordable housing. The Bank has longstanding partnerships with non-profit organizations such as Accion and Clearinghouse CDFI that provide micro‑loans and lending alternatives to small businesses, entrepreneurs and start-up companies that otherwise may not have access to traditional banking products, as well as assistance in financing affordable housing projects that bring opportunities to under served communities. In 2019, the Bank purchased micro‑loans from Accion accompanied by a donation towards continued program support and education for small businesses in the San Diego and Inland Empire areas. In the past year, the Bank originated and purchased multifamily loans of approximately $82 million, which provided nearly 650 affordable housing units in Southern California. Since 2011, we as a member bank of the Federal Home Loan Bank of San Francisco (FHLB), have helped working families achieve the American Dream of affordable homeownership, by actively participating in FHLB’s Workforce Initiative Subsidy for Homeownership Program (WISH) and Affordable Housing Program (AHP). These FHLB programs provide matching grants through FHLB members that are used for down payment and closing cost assistance to eligible first-time home buyers. In 2019, the Bank is proud to have fulfilled 15 WISH grants, totaling $300 thousand, and 6 AHP grants, totaling $138 thousand.

Education Initiatives. As part of its CRA efforts, the Bank strives to provide free financial literacy education that is accessible to those in our communities that need it most. We have a partnership with Everfi, an online platform that brings invaluable financial literacy lessons to elementary and high school classrooms through interactive games that build healthy financial habits. In the 2018-2019 school year, the Bank funded four (4) schools to receive access to Everfi’s online platform. This relationship resulted in financial literacy education to 134 elementary school learners and 121 high school learners for a total of 529 total hours of financial literacy. We also offer small business educational resources to those looking to start, or those currently running a small business, which is also provided through our partnership with Everfi.
In addition to our financial literacy outreach, the Bank also supports local non-profit organizations such as Junior Achievement of Orange County, Child Creativity Lab, Youth Employment Service along with many others that provide additional financial, technical, job-readiness and educational services to the local community. In the fall of 2019, the Bank helped pilot a STEAM program alongside Child Creativity Lab, which sponsored a semi-monthly STEAM lab for a local low‑income elementary school in the city of Santa Ana. The Bank also sponsors and mentors students at the Teen Entrepreneur Academy at Concordia University-Irvine, including scholarships that provide financial assistance for low-income families.
Giving Programs. One of our core values is to “Make a Difference Every Day.” We support this value by encouraging our employees to be active in serving their community through various Bank-sponsored volunteer events and/or participation on local non-profit boards and committees. In 2019, our employees collectively volunteered almost 1,300 hours within Orange and Los Angeles counties, and the surrounding regional area. The Bank also believes in giving back by investing in our local non-profit organizations, providing grants and donations for various community outreach initiatives. The Bank provided $224 thousand in donations to local non-profit organizations, in addition to the $7 million in community investments made in 2019. Additionally, the Bank offers interest on the Lawyers Trust Account (IOLTA) checking accounts to attorneys and law firms that maintain escrow funds for their clients. The interest remitted on these accounts goes directly to the Legal Services Trust Fund Program at the State Bar of California, which provides funding to non-profit organizations providing critical legal services to their communities.

Diversity and Inclusion. At Pacific Mercantile Bank, we recognize the valuable asset we have in our employees, and we are committed to fostering, cultivating and preserving a culture of diversity and inclusion. We value diversity and respect individual differences. Valuing diversity is about building relationships, being committed to a practice of inclusiveness that views differences as attributes and strengths, and recognizing the talents that diverse individuals bring to the workplace facilitates learning and creates a competitive advantage.

Our diverse workforce comes from many different backgrounds, with different identities, life experiences, knowledge, unique capabilities, talent, and beliefs. Embracing the things that make each of us unique strengthens our ability to better serve our clients and stakeholders. It helps us understand what matters to our clients so we can help get things done. The diversity in which we have invested and our employees demonstrate in their daily work represents a significant part of not only our culture, but our reputation and Company’s achievement.

Some of the ways we are striving to be an inclusive workplace for our employees include:

•
Setting the tone at the top with our Board of Directors and Executive Management - Our Board and its committees have a key role in the oversight of our culture by holding management accountable for maintaining high ethical standards. Additionally, our Board Chairman also chairs the Nominating & Governance Committee - the governing committee for our diversity and inclusion strategy.

•
Promoting a diverse and inclusive workforce -We have a policy of equal employment opportunity, prohibiting discrimination and harassment in the workplace on the basis of any protected category under federal or state law. At all levels of our company, we focus on attracting, retaining and developing our diverse talent. Over 50% of our workforce are women with approximately 53% of our workforce being people of color. Additionally, 20% of our Board of Directors are women.

•	Recognizing and rewarding performance - From our equal pay for equal work commitment to how we competitively compensate our teammates, we are focused on delivering our pay-for-performance philosophy.

•
Supporting employees’ physical, emotional and financial wellness - We are committed to supporting the financial, emotional and physical wellbeing of our employees and their families. Through a range of innovative, industry-leading and flexible programs and benefits including employee assistance programs, we support our employees through everyday challenges-so they can be their best at work and at home. In furtherance of the support for our employees’, the Bank’s culture includes:

◦	Respectful communication and cooperation between all employees;

◦	Teamwork and employee participation, permitting the representation of all groups and employee perspectives;

◦	Work/life balance through flexible work schedules to accommodate employees’ varying needs;

◦	Employer and employee contributions to the communities we serve to promote a greater understanding and respect for diversity.

We are proud of our diverse and inclusive culture, because when you create a workplace where all employees can thrive, everyone benefits. Pacific Mercantile Bank is honored to have received the Orange County Register Top Workplaces award for 2018 and 2019.

Environmental Sustainability. We have invested in environmental sustainability by implementing energy efficiencies internally to reduce carbon emissions and promote sustainable practices in certain of our workplaces. For example, we have chosen to lease our headquarters and branch locations from building management companies that are committed to environmental stewardship. Several of our leased office locations are owned by a property company that is the number one owner of Leadership in Energy & Environmental Design (LEED)-certified buildings, and holds the number one ranking nationwide by the Environmental Protection Agency for energy-efficient buildings. We seek to serve client companies that manufacture and/or distribute energy and resource efficiency solutions. For example, we have several clients that are involved in industries providing LED lighting systems, water filtration systems, materials recycling, and sustainable food products. In addition, we have made loans to finance projects for commercial solar energy installations.

EXECUTIVE OFFICERS
Executive officers are appointed by and serve at the discretion of the Board of Directors. The names of our current executive officers, their ages as of March 25, 2020 and their positions with the Company and the Bank are set forth below.

Name and Age	Positions with the Company and the Bank
Brad R. Dinsmore, 56	President and Chief Executive Officer of the Company and the Bank
Curt A. Christianssen, 59	Executive Vice President and Chief Financial Officer of the Company and the Bank
Robert S. Anderson, 50	Executive Vice President and Interim Chief Credit Officer
Philipp Garcia, 45	Executive Vice President and Chief Information Officer
Maxwell G. Sinclair, 55	Executive Vice President and Chief Compliance Officer of the Company and the Bank
Cindy S. Verity, 57	Executive Vice President and Head of Cash Management
Tom Wagner, 61	Executive Vice President, Corporate Finance
Set forth below is additional biographical information regarding our executive officers, other than Mr. Dinsmore, whose biographical information is provided above under “Election of Directors (Proposal No. 1).”
Curt A. Christianssen joined Pacific Mercantile Bancorp and the Bank as Chief Financial Officer effective January 1, 2015, a role in which he had served on an interim basis since December, 2013. Through October 2018, he also served as Executive Vice President and Chief Financial Officer of the Carpenter Community BancFund, a private equity-funded bank holding company, CCFW, Inc. d/b/a Carpenter & Company, a bank consulting firm, and Seapower Carpenter Capital, Inc., a broker/dealer subsidiary of CCFW. Prior to beginning in the interim role, Mr. Christianssen served in a similar interim role at Manhattan Bancorp and the Bank of Manhattan since 2012.  He had served as Executive Vice President and Chief Financial Officer of the Carpenter Community BancFund since 1999. From 1996 to 1999, Mr. Christianssen served as Chief Financial Officer and Director of Corporate Development for Dartmouth Capital Group and Eldorado Bancshares, Inc. From 1993 until its acquisition in 1996 by Eldorado Bancshares, Mr. Christianssen served as Chief Financial Officer of Liberty National Bank. Mr. Christianssen had previously served as Chief Financial Officer of Olympic National Bank from 1991 to 1993, as Chief Financial Officer of two financial institutions under the control of the Resolution Trust Corporation and as a Senior Management Consultant with the Ernst & Young firm. In addition, Mr. Christianssen served in a variety of financial positions with Continental Ministries and Colorado National Bancshares.
Robert S. Anderson has served as the Interim Chief Credit Officer since October 2019. Mr. Anderson joined Pacific Mercantile Bank in 2013 as Executive Vice President/Asset Based Lending and was later promoted to Head of Product and Market Development in January 2016 and to Chief Banking Officer in January 2017. During Mr. Anderson’s time at the Bank, he has helped to build our asset-based lending division and has helped to pursue new growth opportunities through the development of new products and services and the entrance into new markets. Prior to joining the Bank, Mr. Anderson spent 17 years with Silicon Valley Bank, where he started his banking career. Mr. Anderson has held various positions at Silicon Valley Bank, most recently overseeing the Orange County office, at which he was responsible for their banking and lending relationships in the technology, life science and clean tech markets.
Philipp Garcia joined Pacific Mercantile Bank in January 2002 and served as Senior Vice President and Chief Information Officer for 15 years before being promoted to Executive Vice President and Chief Information Officer in March 2020. Prior to joining the Bank, Mr. Garcia was a Co-Founder of eFunds Corporation, now part of Fidelity Information Services (FIS), where he served as a Senior Software Engineer and Senior Consultant from 1993 to 2002. Mr. Garcia is a Certified Information Systems Security Professional (CISSP) and an Accredited ACH Professional (AAP).
Maxwell G. Sinclair has served as Executive Vice President and Chief Compliance Officer of the Company and the Bank since January 2011. Prior to joining Pacific Mercantile Bank, Mr. Sinclair served as Vice President/Compliance and BSA Manager at Zions Bancorporation subsidiary California Bank & Trust from December 2005 to January 2011. During his five years at Zions Bancorporation (California Bank & Trust), Mr. Sinclair held various positions in compliance and risk management. Mr. Sinclair also held various positions in management with several other banks in Southern California, Mr. Sinclair has more than 25 years of experience in the banking industry, with most of his years of experience in compliance, audit, bank secrecy act/anti-money laundering and risk management.

Cindy S. Verity has served as Executive Vice President and Head of Cash Management since 2012. Ms. Verity, as Head of Cash Management, is focused on developing a strategy to position products and services to our clients, deployment of a solution-based sales training, client retention through improved product offerings and creation of a roadmap for developing new products that meet our client’s specific needs. Prior to joining Pacific Mercantile Bank, Ms. Verity spent 11 years with Silicon Valley Bank in domestic cash management and global treasury management including Head of Global Treasury Sales.

Tom Wagner has served as Executive Vice President of Corporate Finance since January 2017. Mr. Wagner joined the Bank in 2013 as Manager of the Bank's Northern Division and was later promoted to Chief Strategy Officer in January 2016. During Mr. Wagner’s tenure with the Bank, he has led the commercial banking team’s Horizon Analytics practice and helped develop strategies, approaches and products to better serve the Bank’s target customers and further differentiate Pacific Mercantile Bank from competitors. Mr. Wagner was retired during 2012. Prior to joining the Bank in 2013 Mr. Wagner served in a variety of capacities with Silicon Valley Bank from 1999 through 2011, finally as the Head of Corporate Banking.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section addresses our compensation programs, philosophy and objectives, including the process for making compensation decisions, and the components of our 2019 executive compensation program. This section also addresses the factors most relevant to understanding our compensation programs and what they are designed to reward, including the essential elements of compensation, the reasons for determining payment of each element of compensation, and how each compensation element fits into our overall compensation objectives and affects decisions regarding other compensation elements.
Executive Summary
The HR and Compensation Committee establishes and administers the compensation and benefit programs for the "named executive officers", i.e., the persons identified in the Summary Compensation Table below, and other senior executives. The HR and Compensation Committee consists entirely of independent directors. The HR and Compensation Committee carefully establishes the components of the executive compensation programs in light of the goals of attracting and retaining high quality executives and incentivizing behavior that creates long-term shareholder value.
Performance Highlights
2019 was a challenging year for the Company due to asset quality deterioration in the loan portfolio that resulted in increased loan charge-offs and a large provision for loan and lease losses. Despite the negative impact on net income, we were able to execute on our strategic priorities to achieve strong core deposit growth and client acquisition as evidenced by loan growth.
Financial highlights of 2019 for the Company include:

•	Net income of $5.6 million, or $0.24 per fully diluted share for the year ended December 31, 2019

•	Total loans increased by $32.5 million, or 3.0%, from December 31, 2018

•	Noninterest-bearing deposits increased $56.6 million, or 16.6%, from December 31, 2018

•	Noninterest income increased by $953 thousand, or 20.6%, as a result of $1.0 million of gain on sale of SBA loans during the year ended December 31, 2019

•	Provision for loan and lease losses of $9.2 million primarily as a result of net charge-offs of $9.0 million and an increase in classified and non-performing loans

As a result of our performance during 2019, none or our named executive officers earned a bonus payment under our annual incentive plan and were not awarded restricted stock awards in February 2020. We believe this demonstrates the pay-for-performance nature of our executive compensation program design, where cash incentive payments and annual equity awards are earned contingent on performance.
Executive Compensation Philosophy
In 2013, based on the recommendations of the HR and Compensation Committee’s independent compensation consultant, we adopted a comprehensive Executive Compensation Philosophy statement. Decisions regarding total compensation program design, as well as individual pay decisions and adjustments, are made in the context of the Executive Compensation Philosophy. The compensation philosophy is reviewed and approved annually by the HR and Compensation Committee.
The key features of our Executive Compensation Philosophy are summarized below.
Compensation Objectives
We have determined that it is a critical function of the organization to attract and retain highly qualified executives to the Bank. It is also important that our executive compensation program is designed to motivate and reward these executives for high levels of performance that contribute to long-term shareholder value. Compensation plans are designed to provide total compensation and benefit programs that are competitive with the market and motivate executives to achieve long-term value creation for our shareholders.
Our Executive Compensation Philosophy specifies our policy and targeted positioning with respect to each specific element of our executive compensation program in order to ensure that each compensation component, and the overall program itself, is appropriately designed to achieve our compensation objectives.

Base Salary
     We target executive salaries in the range of the median or 50th percentile to the 65th percentile of the competitive market. Based upon executive experience, the actual salaries compared to market will vary for individual officers. For executives that are relatively inexperienced, salaries may be below the 50th percentile of the market. As an executive becomes fully acclimated to his/her position, the salary level should be in the range of the 50th to the 65th percentiles. Individual salary determinations are made based on the individual qualifications, experience and performance of the individual executives and value of the position to the organization.
Cash/Short-Term Incentives
The Company has determined that the executive officers should have a portion of their total compensation package at risk and available through an annual cash incentive program. Rewarding the executives who are directly responsible for the performance of the Company is the goal of the annual cash incentive program. The annual award levels should be contingent on meeting predefined corporate, business unit and individual goals. The Company has determined that a portion of each executive’s total compensation opportunity should be tied to individual performance as well as company results, although bonus opportunities for our most senior executives may be 100% tied to company results in recognition of the fact that the individual performance of these executives has a more direct effect on Company performance than less senior executives.
Cash Compensation
The combination of salary plus the annual cash incentive makes up cash compensation. As a result of annual expectations, the Company targets cash compensation at the 50th to 75th percentiles of the market for expected results. For maximum/high performance, the Company targets annual cash compensation at or above the 75th percentile of the market, while for below target performance, the Company expects that annual cash compensation would more closely approximate the 25th percentile of the market.
Equity/Long-Term Incentives
We have determined that executive officers should have the opportunity to have a portion of their total compensation opportunity linked to long-term goals and delivering increasing shareholder value. The Company, therefore, provides executive officers with the opportunity to receive annual stock-based awards contingent upon individual performance and company results in the preceding calendar year. In 2019, each of the named executive officers received a grant of stock-based awards as a result of our performance in 2018, but no stock‑based awards were granted in 2020 based upon our performance in 2019.
Total Compensation
The Company targets total compensation at the 50th to 75th percentile of the market for expected results. For maximum/high performance, we target total compensation at or above the 75th percentile of the market, while for below target performance, the Company expects that total compensation would more closely approximate the 25th to 50th percentile of the market.
Other Compensation Programs
    It is our intention to assist our executives with meeting their retirement income, health care, survivor income, disability income, time-off and other needs through competitive, cost-effective, company-sponsored programs. The Company provides executive officers with competitive compensation programs to prepare for retirement and assist in wealth accumulation. These programs may vary by executive and be influenced by tenure, performance and position. The goal of the Company is to provide executives with a total compensation package that is competitive with the market, and encourages executives to remain with the organization and help to drive the Company to high levels of performance.
Process for Making Compensation Decisions
Role of the HR and Compensation Committee
The Board of Directors of the Company has delegated to the HR and Compensation Committee responsibility for a range of compensation and benefit issues with the intent to assure the effectiveness of our compensation plans, policies and programs consistent with the strategic objectives of the Bank and shareholder interests. Each of the members of the HR and Compensation Committee is an independent director under applicable Nasdaq rules.
Consistent with our Executive Compensation Philosophy, the principal responsibility of the HR and Compensation Committee in compensating executives, officers and employees is to attract and retain highly qualified executives and employees and align their incentives with the strategic plan of the Company and with actions that will enhance long-term shareholder value.

The HR and Compensation Committee discharges the Board’s responsibility in matters relating to:

•	Administration of the Company’s executive cash compensation, incentive compensation and equity-based plans;

•
An annual Chief Executive Officer (or “CEO”) performance evaluation process for the Company’s CEO and establish (or recommend to the independent members of the Board for their approval) compensation level accordingly;

•	Review of the performance evaluations of the Company’s Executive Vice Presidents;

•	Review of all other officer and employee compensation and benefit plans;

•	Review and recommendation for Board approval director compensation plans;

•	Oversight of employee contracts, change of control agreements, and severance agreements;

•	Oversight of executive officer hiring practices and compensation;

•	Oversight of Human Resources Compliance;

•	Adoption and maintenance of the Company’s Executive Compensation Philosophy.
The HR and Compensation Committee is responsible for evaluating and overseeing the Company's compensation programs. The HR and Compensation Committee evaluates the Company's financial performance and relative shareholder returns when developing or approving the executive compensation philosophy and incentive plans and ensures compensation plans do not reward excessive risk-taking.
The HR and Compensation Committee is also responsible for reviewing and approving corporate goals and objectives relevant to compensation of the Company's CEO, evaluating the performance of the CEO in light of the goals and objectives and recommending to the independent members of the Board for their approval the CEO's compensation levels based on this evaluation.
Additionally, the HR and Compensation Committee reviews performance and compensation levels for members of the Company's executive management team including the CEO's recommendations on any annual base salary, bonus and/or equity awards for named executive officers and other executives (other than the CEO).
The HR and Compensation Committee periodically reviews the compensation levels of the Board of Directors. In its review, the HR and Compensation Committee looks to ensure that the compensation is fair, reasonably competitive and commensurate with the amount of work required both from the individual directors as well as from the Board in the aggregate.
Decisions made by the HR and Compensation Committee and the Board relative to compensation take all current applicable rules, regulations and guidance into consideration, and are made with the goal of being compliant with all such requirements.
Compensation Consultants / Peer Group Review / Market Study Comparisons
When reviewing compensation components for the CEO, directors, named executive officers and other executives, the HR and Compensation Committee considers the compensation practices of similar financial institutions with asset sizes comparable to the Company.
In 2018, the HR and Compensation Committee engaged Blanchard Consulting Group ("Blanchard") to evaluate the overall design and effectiveness of the Company’s executive, management and commercial annual cash-based incentive plans and to recommend plan design changes accordingly. Additionally, the HR and Compensation Committee engaged Blanchard to gather executive compensation data from a group of peer banks of similar asset sizes that operated in California and Washington. This 2018 peer group consisted of the following sixteen (16) publicly traded financial institutions.

Heritage Commerce Corp	Bank of Marin Bancorp
Sierra Bancorp	Central Valley Community Bancorp
Bank of Commerce Holdings	FNB Bancorp(1)
First Northern Community Bancorp	First Financial Northwest Inc
Provident Financial Holdings, Inc.	Riverview Bancorp Inc
Oak Valley Bancorp	FS Bancorp, Inc.
First Choice Bancorp	California BanCorp
Community West Bancshares	United Security Bancshares

(1)
FNB Bancorp (FNBG) was acquired by Tri Counties Bank on 7/6/2018. However, FNBG filed a 2018 proxy statement (DEF 14A) which reported compensation paid in 2017. Therefore, FNBG is still included in the analysis.

We used the following methodology to select the 2018 peer group: (1) publicly traded banks or bank holding companies located in either California or Washington, (2) banks with total assets ranging from 0.6x to 2.3x our total assets and (3) banks in the same industry and with the same eight digit global industry classification standard ("GICS") classification as us. At the start of 2018, our total assets were at approximately the 74th percentile of the peer group, and we believe the peer group companies were appropriately sized for executive compensation comparison purposes at the time the study was prepared.
As a result of the work performed in 2018, the HR and Compensation Committee did not retain Blanchard to prepare a new compensation study in 2019. Instead, the HR and Compensation Committee continued to use the 2018 Blanchard compensation study and the 2018 peer group to evaluate the compensation of the Company's named executive officers and other executive officers in 2019. The HR and Compensation Committee also reviewed standard industry compensation surveys in 2019 in conjunction with the compensation study that was prepared by Blanchard in 2018 in order to ensure that the 2018 Blanchard study remained a useful tool for compensation comparison purposes. We utilized the Blanchard compensation study in 2018 as one data point to make 2019 compensation decisions. When we refer to the “market” in this section for purposes of our targeted compensation levels, we are referring to the compensation levels of the 2018 peer group companies identified above in the Blanchard study.
    The HR and Compensation Committee also engaged Blanchard in 2018 to conduct a Board compensation review using the same 2018 peer group as that used in the executive compensation review. The purpose of the board compensation review was to review and assess total compensation for the directors compared to the peer group. As with the 2018 executive compensation study, the HR and Compensation Committee continued to utilize the 2018 Blanchard Board compensation review to inform its director compensation decision making process in 2019.
Based on consideration of the factors set forth in the rules of the SEC and Nasdaq, we do not believe that Blanchard’s work has raised any conflict of interest.
Role of the Chief Executive Officer
During the Company’s annual performance review cycle, the Chief Executive Officer conducts an annual performance evaluation process for all executives directly reporting to him (including those named executive officers that report directly to him). As part of each annual performance evaluation, the CEO considers, among other key factors: i) the executive's performance of job responsibilities; ii) display of skills and competencies required of the position; iii) achievement of individual and/or departmental objectives; and iv) management and leadership skills. In addition, the executive's contributions to the Company's overall financial goals are considered. Based on this performance evaluation, the CEO determines, for each of the executives (other than himself), recommendations for base salary adjustments, bonus and equity award amounts and presents these to the HR and Compensation Committee for its review and consideration. The HR and Compensation Committee reviews the CEO's recommendations and takes these recommendations into consideration when making compensation decisions for our executives officers other than the CEO.
Role of Say-on-Pay
Since 2013, the Company has included in each of the Company's proxy statements an annual advisory vote to approve the named executive officers’ compensation, providing shareholders with an opportunity to communicate their views on the Company's compensation program for the named executive officers. In 2019, the Company's compensation paid to its NEOs was approved by approximately ninety-three percent (93%) of the votes cast. The HR and Compensation Committee believes this high degree of shareholder support for our 2019 say-on-pay proposal affirms shareholders' support of our executive compensation program, and the HR and Compensation Committee considered the results of this vote in setting compensation for the named executive officers for 2019 and 2020. We believe shareholders’ support of the Company's compensation program indicates that shareholders concur with the compensation program that we have implemented. The HR and Compensation Committee will continue to consider the outcome of shareholders’ votes on our say-on-pay proposals when making future compensation decisions for the named executive officers.
Executive Compensation Components
For the fiscal year ended December 31, 2019, the principal components of compensation for the named executive officers and executive management were: i) base salary, ii) performance-based incentive bonuses, iii) equity award opportunity, and iv) perquisites and retirement benefits. The Company's policies and practices for each of the principal compensation components are explained in the following paragraphs.
Base Salary
We pay each named executive officer a base salary to provide each executive with a minimum, fixed level of cash compensation. Base salary is established pursuant to the principles of our Executive Compensation Philosophy described above.
Mr. Dinsmore's base salary was established at $425,000 pursuant to his employment agreement, effective September 3, 2019.
Prior to his departure, Mr. Vertin's annual base salary was increased from $400,000 to $412,000 effective April 1, 2019 based on the HR and Compensation Committee's review of the market study provided by our compensation consultants and industry compensation surveys for 2019.

Mr. Christianssen's annual base salary was increased from $300,000 to $322,500 effective April 1, 2019 based on the HR and Compensation Committee's review of the market study provided by our compensation consultants and industry compensation surveys for 2019.
Mr. Anderson's annual base salary was increased from $235,000 to $258,500 effective April 1, 2019 based on the HR and Compensation Committee's review of the market study provided by our compensation consultants and industry compensation surveys for 2019.
Prior to his departure, Mr. Inserra's annual base salary was increased from $330,000 to $339,900 effective April 1, 2019 based on the HR and Compensation Committee's review of the market study provided by our compensation consultants and industry compensation surveys for 2019.
Performance-Based Bonus
Mr. Vertin and Mr. Inserra were not eligible to earn an annual incentive bonus for 2019 due to their departure prior to the end of the year, and similarly Mr. Dinsmore was not eligible to earn an annual incentive bonus for 2019 due to his appointment late in the year. Each of our other named executive officers were eligible to earn an annual incentive bonus for 2019. The targeted amount of each executive’s annual cash bonus opportunity was established pursuant to the principles of our Executive Compensation Philosophy described above.
The following table illustrates each executive’s bonus opportunity for 2019:

Name	Target Bonus (% of Salary)	Target Bonus ($)	Maximum Bonus (% of Salary)	Maximum Bonus ($)
Curt A. Christianssen	30%	96,750	40%	129,000

Robert S. Anderson	30%	77,550	40%	103,400
Under our annual incentive plan design, the HR and Compensation Committee selected the following primary criteria to evaluate executive incentive performance in 2019: (1) net income before taxes of the Bank, (2) total loan growth of the Bank, and (3) core deposit growth of the Bank. Each of the criteria was weighted based on the executive’s job responsibilities, and for each measure, threshold, target and maximum payout levels were established. The following table illustrates the weighting for each named executive officer:

Name	Net Income Before Taxes	Loan Growth	Core Deposit Growth
Curt A. Christianssen	50%	15%	35%

Robert S. Anderson	50%	15%	35%
Net income before taxes of the Bank was included as the most heavily weighted performance measure for each named executive officer because the HR and Compensation Committee wanted to incentivize the entire team to drive improvements in our net income before taxes, which we believe will ultimately drive shareholder value creation. In addition to the established goals, any payout under our annual incentive plan design was overall contingent upon the Company's satisfactory regulatory ratings and the Compensation Committee also retained the discretion to adjust the final payouts based on any other factors that it determined to be appropriate based on either the Company or individual performance during the year.
The threshold performance levels for the Bank’s net income before taxes, loan growth and core deposit growth for the 2019 calendar year were not attained, thus there were no bonuses paid under the annual incentive plan to any of the named executive officers. We believe this result is consistent with our objective of paying for performance and rewarding the executives for actions that contribute to long-term value creation for our shareholders.
Notwithstanding the fact that we did not meet the threshold performance levels, the HR and Compensation Committee determined that each of Messrs. Christianssen and Anderson made important contributions during the year related to client acquisition and/or our credit initiatives, and determined that it was not appropriate for these executives to receive no cash incentive payment for the year. As a result, the HR and Compensation Committee awarded performance bonuses to Mr. Christianssen and Mr. Anderson in the amount of $50,000, and $34,000, respectively. Mr. Christianssen's and Mr. Anderson's bonus payments were 51% and 44% of their respective target bonus opportunity for the year, and was intended to provide the executives with a portion of their incentive opportunity to recognize accomplishments during 2019 that were above and beyond the execution of the individuals' primary responsibilities and duties as executive officer.

Equity Awards
Equity awards are granted to allow executives to share in the growth and prosperity of the Company, to incentivize executives to increase shareholder value, to reward and retain executives over the long term and to maintain competitive levels of total compensation. The 2010 Equity Incentive Plan and the 2019 Equity Incentive Plan allow the Company to offer multiple equity vehicles as incentives, including options, restricted stock, and stock appreciation rights. Executives may be awarded a blend of equity incentives.
Pursuant to the principles of our Executive Compensation Philosophy, equity award grants for the executive officers in any calendar year are contingent upon individual performance and company results in the preceding calendar year. The HR and Compensation Committee believes that equity grants should not automatically be granted to the executive officers each year, and instead believes that equity awards should only be granted to the executive officers if the awards have become earned based on performance in the prior year. As with our annual bonus payments, we believe this approach is consistent with our objective of paying for performance and rewarding the executives for actions that contribute to long-term value creation for our shareholders.
As a result of our performance in the 2019 calendar year, none of the named executive officers received a grant of stock-based awards in 2020. The targeted grant date value of each executive’s annual equity award during 2019 was established pursuant to the principles of our Executive Compensation Philosophy described above, and was generally set at an amount equal to the amount of the executive’s bonus payment earned for 2019. The “Summary Compensation Table” below includes the equity compensation amounts granted in 2019 for the named executive officers.
Restricted stock awards are included as part of our long-term equity awards to provide an equity incentive linked to the value realized by our shareholders that becomes earned based on the executive’s continued employment with us. Each executive’s 2018 and 2019 restricted stock awards becomes vested in equal annual installments over a period of three years, in order to reinforce the long-term nature of the awards.
In the past, option awards were included as part of our long-term equity awards to create an incentive for the executives to create and preserve long-term shareholder value, as the options will only have value if our share price increases following the grant date. Like the restricted stock awards, each executive’s 2018 option award becomes vested in equal annual installments over a period of three years, in order to reinforce the long-term nature of the awards. No option awards were granted during 2019.
As described in our Current Report on Form 8-K filed with the SEC on August 29, 2019, we determined to award Mr. Dinsmore (i) a nonqualified stock option under the Company’s 2019 Equity Incentive Plan (the “Plan”) to acquire up to 250,000 shares of the Company’s common stock (the “Option”) and (ii) 100,000 stock units issued under the Plan (the “RSUs”). The Option will vest and become exercisable in five equal installments on each of the first five anniversaries of the Option grant date subject to Mr. Dinsmore’s continuous service and will have a per share exercise price equal to the fair market value of a share of the Company’s common stock on the Option grant date. Upon termination of Mr. Dinsmore’s continuous service for any reason or the consummation of a change of control in which the Option is not assumed or otherwise continued or replaced in connection with the change of control, before the Option fully vests, the unvested portion of the Option will be forfeited without consideration. The RSUs will vest and be paid out with (i) 25,000 shares of the Company’s common stock on the first anniversary of the RSU grant date and (ii) 75,000 shares of the Company’s common stock on the third anniversary of the RSU grant date, in each case subject to Mr. Dinsmore’s continuous service. Upon termination of Mr. Dinsmore’s continuous service for any reason before the RSUs are fully vested, the unvested portion of the RSUs will be forfeited without consideration; provided, however, that all unvested RSUs will vest (i) immediately prior to the consummation of a change of control provided that such change of control is consummated on or after the date which is 18 months after the grant date and the RSUs are not assumed or otherwise continued or replaced in connection with the change of control, or (ii) upon the termination of Mr. Dinsmore’s continuous service on or after the consummation of a change of control provided that such change of control is consummated on or after the date which is 18 months after the grant date. Mr. Dinsmore's appointment award was provided for in his employment agreement that we entered into in 2019 and is viewed by the Company as a 2019 compensation decision, because this option award was granted in the 2019 calendar year, the grant date value of this award is reported as compensation for Mr. Dinsmore in the Summary Compensation Table below.

Perquisites and Other Benefits
Consistent with the Company's compensation objectives, named executive officers are provided perquisites and other benefits that management believes are reasonable and consistent with the Company's overall compensation program and which keep the Company competitive in the marketplace. The Company periodically reviews the level of perquisites and other benefits provided to the named executive officers for suitability with the program objectives.
The Company believes it is competitive with market practices by providing medical, dental, vision and life insurance, and a 401(k) employer matching contribution.

Severance Benefits
We believe that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. Each of our named executive officers is entitled to severance protections under the executive’s employment agreement or our Change in Control Severance Plan. No named executive officer is entitled to receive severance benefits under both arrangements under any circumstances.
Each current named executive officer other than Mr. Anderson is a party to an employment agreement with us. Severance benefits under those employment agreements are based on a “1x” multiple of base salary except in the case of Mr. Dinsmore, whose severance benefits are based on a "2x" multiple of base salary. Each current named executive officer, other than Mr. Dinsmore, is a participant in our Change in Control Severance Plan.
As described in more detail below in the Potential Payments Upon Termination or Change in Control section, each of the named executive officers would be entitled to severance benefits only in the event of a termination of employment by us without cause or by the executive for good reason (although limited disability benefits are also provided). We do not believe that the named executive officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs, and a change in control does not, in and of itself, entitle any named executive officer to receive severance benefits (i.e., these severance benefits are “double-trigger” benefits).
No named executive officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Code. Instead, severance benefits are subject to reduction or “cut back” to the extent the benefits would result in the payment of a parachute payment within the meaning of Section 280G of the Code.
Claw-Back Policy
The Company maintains a Policy on Recoupment of Compensation that was adopted in 2015. Under the policy, the Company will require reimbursement of any incentive payment or long-term equity award to an executive officer where:

•	The payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC;

•
The Company determines a materially inaccurate financial statement, performance goal or metric was a contributing or partially contributing factor in its determination to make an award to an executive; and

•	A lower payment would have been made to the executive based upon the restated financial results.
In such instances, the Company will be entitled to seek to recover from the individual executive the amount by which the individual executive's incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.
Reimbursement under the policy is also separately triggered if an executive officer engages in misconduct (whether or not related to a restatement). The remedies for misconduct are more severe, and include recovery of incentive payments, disciplinary actions and potential termination of employment.

Compensation Committee Report
The HR and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our Committee review of and the discussions with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Submitted by the HR and Compensation Committee of the Board of Directors:
Michael P. Hoopis, Chairman
Edward J. Carpenter
James F. Deutsch
Denis Kalscheur
Michele S. Miyakawa
The foregoing report shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities section of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.
Human Resources and Compensation Committee Interlocks and Insider Participation
Edward Carpenter, James F. Deutsch, Michael P. Hoopis (Chairman), Denis Kalscheur, and Michele S. Miyakawa served on the HR and Compensation Committee during 2019. During 2019, none of the members of the HR and Compensation Committee were officers or employees of the Company or had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related person transactions, and no executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of our Board of Directors or HR and Compensation Committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Compensation Paid to Named Executive Officers
The following table provides information regarding the compensation of our named executive officers for the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017.
Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)(4)(5)(6)	Total ($)

Brad R. Dinsmore (7)	2019	141,667	—	733,000	497,549	5,578	1,377,794
President and Chief Executive Officer	2018	—	—	—	—	—	—
	2017	—	—	—	—	—	—

Thomas M. Vertin(8)	2019	322,392	—	208,844	—	429,826	961,062
President and Chief Executive Officer	2018	400,000	208,844	93,057	93,053	23,784	818,738
	2017	400,000	186,106	—	—	23,646	609,752

Curt A. Christianssen(9)	2019	316,875	50,000	88,150	—	20,621	475,646
Executive Vice President and Chief Financial Officer	2018	245,925	88,153	40,620	40,625	20,471	435,794
	2017	223,340	81,247	—	—	20,046	324,633

Thomas J. Inserra(10)	2019	317,749	—	90,365	—	358,009	766,123
Executive Vice President and Chief Risk Officer	2018	325,000	94,065	47,034	47,032	20,471	533,602
	2017	300,000	94,065	—	—	20,046	414,111

Robert S. Anderson(11)	2019	252,625	34,000	71,199	—	20,251	378,075
Executive Vice President and Interim Chief Credit Officer	2018	235,000	71,207	32,144	32,141	19,613	390,105
	2017	235,000	64,284	—	—	18,347	317,631

(1)
The amounts reported in this column represent the aggregate grant date fair value of restricted stock awards in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) No. 718-10. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For additional information regarding this valuation methodology and the assumptions used to arrive at the estimates, please refer to Note 11, “Stock-Based Employee Compensation Plans” to the Company’s consolidated financial statements included in the Company’s Annual Report to Shareholders for the year ended December 31, 2019.

(2)
The amounts reported in this column represent the aggregate grant date fair values of stock option awards in accordance with FASB ASC No. 718-10. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For additional information regarding this valuation methodology and the assumptions used to arrive at the estimates, please refer to Note 11, “Stock-Based Employee Compensation Plans” to the Company’s consolidated financial statements included in the Company’s Annual Report to Shareholders for the year ended December 31, 2019.

(3)	The 2019 amount is this column for Mr. Dinsmore includes a $3,200 car allowance, $2,173 for the employer 401(k) match, and $205 for additional life/accidental death insurance.

(4)
The 2019 amount in this column for Mr. Vertin includes $412,000 in severance pay, $9,025 for a car allowance, $8,400 for the employer 401(k) match, and $401 for additional life/accidental death insurance.

(5)
The 2019 amounts in this column for Messrs. Christianssen and Anderson include $11,400 each for a car allowance, $8,400 and $8,030, respectively, for the employer 401(k) match, and $821 each for additional life/accidental death insurance.

(6)
The 2019 amounts in this column for Mr. Inserra includes $339,900 in severance pay, $9,025 for a car allowance, $8,400 for employer 401(k) match, and $684 for additional life/accidental death insurance.

(7)	Mr. Dinsmore was appointed to the position of President and Chief Executive Officer of the Company and the Bank on September 3, 2019.

(8)	Mr. Vertin was appointed to the position of President and Chief Executive Officer of the Company and the Bank on January 1, 2016, and resigned effective September 3, 2019.

(9)
Mr. Christianssen also served as the Chief Financial Officer of CCFW, Inc., an entity that was affiliated with us and controlled by the Carpenter Funds through October 2018. We were reimbursed by CCFW, Inc. for the costs of the services provided by Mr. Christianssen to it, as Mr. Christianssen is solely employed and compensated by us, thus his reported salary is net of this reimbursement amount for the years 2018 and 2017.

(10)
Mr. Inserra was appointed by the Bank to the position of Executive Vice President and Chief Risk Officer of the Company and the Bank effective May 31, 2016 and was not employed by the Company or the Bank prior to such time. Mr. Inserra resigned from his position effective October 23, 2019.

(11)
Mr. Anderson joined the Bank in 2013 and has served as Executive Vice President and Chief Banking Officer since March 2017. He is currently serving as Interim Chief Credit Officer until a permanent replacement is selected.

Grants of Plan Based Awards for period ending December 31, 2019
The following table provides information regarding the restricted stock and stock option awards that were granted to our named executive officers in 2019.

Name	Grant Date	Award Type	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Brad R. Dinsmore	9/3/2019	Restricted Stock Units	100,000		$7.33	$733,000
	9/3/2019	Stock Options		250,000	$7.33	$497,549

Thomas M. Vertin	2/20/2019	Restricted Stock Award	23,950	—	$8.72	$208,844

Curt A. Christianssen	2/20/2019	Restricted Stock Award	10,109	—	$8.72	$88,150

Thomas J. Inserra	2/20/2019	Restricted Stock Award	10,363	—	$8.72	$90,365

Robert S. Anderson	2/20/2019	Restricted Stock Award	8,165	—	$8.72	$71,199

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding the outstanding equity awards held by each of our named executive officers as of December 31, 2019, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) - Exercisable	Number of Shares Underlying Unexercised Options (#) - Unexercisable		Option Exercise Price ($)	Option Expiration Dates	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Brad R. Dinsmore	—	250,000	(6)	7.33	9/3/2029	100,000	(7)	812,000

Thomas M. Vertin	33,332	—	(1)	8.15	2/21/2028
	6,117	—	(2)	6.77	2/16/2026
	100,000	—	(3)	7.08	1/4/2026
	10,343	—		7.09	3/6/2025
	13,661	—	(4)	6.18	3/7/2024
	85,000	—		6.24	9/3/2023
	100,000	—		6.81	9/24/2022

Curt A. Christianssen	—	—		—	2/20/2029	10,109	(5)	82,085
	4,851	9,701	(1)	8.15	2/21/2028	3,323	(1)	26,983
	7,778	—	(2)	6.77	2/16/2026
	7,855	—		7.09	3/6/2025

Thomas J. Inserra	5,516	—	(1)	8.15	1/22/2020

Robert S. Anderson	—	—		—	2/20/2029	8,165	(5)	66,300
	3,838	7,675	(1)	8.15	2/21/2028	2,629	(1)	21,347
	20,588	—	(2)	6.77	2/16/2026
	7,933	—		7.10	2/17/2025
	12,500	—		6.24	9/3/2023
______________________
(1)    Stock options and stock awards vest at a rate of 33.333% per year, until fully vested on February 21, 2021.
(2)    Stock options and stock awards vest at a rate of 33.333% per year, until fully vested on February 16, 2019.
(3)    Stock options vest at a rate of 33.333% per year, until fully vested on January 4, 2019.
(4)    Stock options vest at a rate of 20.0% per year, until fully vested on March 7, 2019.
(5)    Stock options and stock awards vest at a rate of 33.333% per year, until fully vested on February 20, 2022.
(6)    Stock options vest at a rate of 20.0% per year, until fully vested on September 3, 2024.
(7)    25.0% of Mr. Dinsmore's stock units will be vested on September 3, 2020, the remaining 75.0% will be vested on September 3, 2022.

Option Exercises and Stock Vested
The following table provides information regarding the options exercised and stock vested for each of our named executive officers during the fiscal year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brad R. Dinsmore	—	—	—	—

Thomas M. Vertin	—	—	36,181	307,405

Curt A. Christianssen	—	—	2,695	20,537

Thomas J. Inserra	—	—	5,257	38,845

Robert S. Anderson	—	—	3,643	26,478
Defined Contribution Plan
As part of our overall compensation program, we provide all full-time employees, including our named executive officers, with the opportunity to participate in a defined contribution 401(k) plan. Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer a portion of their eligible compensation not to exceed the statutorily prescribed annual limit in the form of elective deferral contributions to our 401(k) plan. Our 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. We also provide matching contributions of up to $0.50 per $1.00 of participant deferral up to a maximum per participant deferral amount equivalent to 6% of eligible compensation, with a maximum matching contribution of 3% of eligible compensation per participant per plan year. Our employees are allowed to participate in the 401(k) and to receive employer matching contributions on the first day of the calendar quarter following 90 days of employment. Participants are always vested in their personal contributions to the 401(k) plan, and company-matching contributions under the plan vest at a rate of 20% per year of service in which they work 1,000 or more hours.
Except as described above with respect to our 401(k) plan and with respect to a nonqualified retirement plan maintained for a former employee, we do not currently maintain any additional retirement plans, tax-qualified or nonqualified, for our executives or other employees.
Potential Payments upon Termination or Change in Control
For our named executive officers, the following section describes the benefits that may become payable to these named executive officers in connection with a termination of their employment with us, including a termination in connection with or following a change in control. These benefits are provided under the named executive officers’ employment agreements or under the Change in Control Severance Plan as applicable in the circumstances-- executives are not entitled to receive severance benefits under both arrangements under any circumstances. All of the benefits described below would be provided by us. Please see the Compensation Discussion and Analysis section above for a discussion of how these benefits were determined.
Severance Benefits—Employment Agreements.
Each current named executive officer currently employed by the Company, other than Mr. Anderson, is party to an employment agreement with us, and each named executive officer who resigned during the year ended December 31, 2019 was party to an employment agreement with us until the date of such officer’s resignation. Under the terms of the employment agreements with Messrs. Christianssen, Vertin and Inserra, in the event that any such named executive officer’s employment is terminated by us without cause or by the executive for “good reason,” each such executive would be entitled to receive a lump sum payment equal to twelve months of the executive’s base salary. Under the terms of the employment agreement with Mr. Dinsmore, in the event that Mr. Dinsmore’s employment is terminated by us without cause or by him for “good reason,” Mr. Dinsmore would be entitled to receive a lump sum payment equal to twenty-four months of his base salary. In the event that any such named executive officer’s employment is terminated by us due to a permanent disability, each such executive will be entitled to compensation until the date of such termination except in the case of Mr. Vertin who would be entitled to receive continued payment of his base salary for six months and six months of continued participation in our applicable group medical, disability and life insurance plans.
Each named executive officer’s receipt of the severance benefits described above is subject to the executive’s execution of an effective general release of claims, and to the executive’s compliance with the restrictive covenants contained in the executive’s employment agreement. The severance benefits payable under each such named executive officer’s employment agreement are also subject to reduction or “cut back” to the extent the benefits would result in the payment of a parachute payment within the meaning of Section 280G of the Code.
Good Reason under the employment agreements is generally defined to mean either (1) a material diminution in the executive’s title, duties, responsibilities or, in some cases, authorities, (2) a material failure by us to provide the compensation and benefits provided under the employment agreement, (3) a material breach by us of any material terms of the employment agreement, or (4) a required relocation of the executive’s principal place of employment, subject in each case to our right to a 30-day cure period.
Severance Benefits—Change in Control Severance Plan.
Each named executive officer, other than Mr. Dinsmore, is a participant in the Change in Control Severance Plan. A participating named executive officer will be eligible for benefits under the Change in Control Severance Plan if the executive’s employment is terminated by us without cause or by the executive for “good reason” during the period (a) commencing on the earlier of (i) the occurrence of a change in control and (ii) public announcement of an intended or anticipated change in control, provided that such change in control actually occurs; and (b) ending on the date one year following a change in control. The benefits under the Change in Control Severance Plan will include: (i) a lump sum cash payment equal to the executive’s monthly base salary multiplied by the “change in control benefits period” (as such term is defined in the Change in Control Severance Plan); (ii) a lump sum cash payment of a prorated annual bonus for the Change in Control Severance Plan year in which the termination occurs; (iii) a lump sum cash payment equal to the value of the executive’s monthly welfare benefits multiplied by the lesser of the change in control benefits period and 12 months; and (iv) certain outplacement services. The cash severance benefits are to be paid on the first regular payroll period following the sixtieth day after the effective date of the executive’s termination of employment.
Each participating named executive officer’s receipt of the severance benefits described above is subject to the executive’s execution of an effective general release of claims. The severance benefits payable under the Change in Control Severance Plan are subject to reduction or “cut back” to the extent the benefits would result in the payment of a parachute payment within the meaning of Section 280G of the Code.
Each participant in the Change in Control Severance Plan is required to execute a Participation Agreement under the Change in Control Severance Plan, pursuant to which he or she will acknowledge and agree, among other things, (i) to certain confidentiality and non-solicitation requirements; and (ii) that the Change in Control Severance Plan supersedes entirely any prior agreement, arrangement, plan or program (including, without limitation, the severance payments under the employment agreements described above) for the payment of severance, change in control, salary continuation or the provision of other benefits in connection with a change in control. Payment of the severance benefits under the Change in Control Severance Plan is subject to the executive’s compliance with all applicable restrictive covenants.
Modifications or amendments to, or termination of, the Change in Control Severance Plan can occur only in writing through official action of the Board or the HR and Compensation Committee, or a designee of either. Any modifications or amendments to the Change in Control Severance Plan that adversely affect rights of participants in the Change in Control Severance Plan will not be effective until one year following the adoption of such modification or amendment. Following a change in control, the Change in Control Severance Plan cannot be modified, amended or terminated, or the eligibility of a participant revoked for one year following such change in control.
Good Reason under the Change in Control Severance Plan is generally defined to mean either (1) a change in position that results in a material reduction in the executive’s duties, responsibilities or authorities, (2) a reduction in base salary of more than 10%, or (3) a required relocation of the executive’s principal place of employment, subject in each case to our right to a 30-day cure period.

Estimated Amount of Potential Payments Upon Termination or Change in Control
The table below summarizes the potential benefits that would become payable to each of our named executive officers as of December 31, 2019 under their employment agreements and the Change in Control Severance Plan, as applicable. The table below also reflects the value of outstanding unvested stock option and stock awards that would vest in connection with a change in control.

Executive	Cash Severance Payment ($)	Equity Acceleration ($)	Continued Benefits ($)	Outplacement ($) (1)
Brad R. Dinsmore
Involuntary Termination	$425,000	$—	$—	$—
Involuntary Termination in Connection with Change in Control	$876,160	$1,009,500	$—	$20,000

Curt A. Christianssen
Involuntary Termination	$322,500	$—	$—	$—
Involuntary Termination in Connection with Change in Control	$503,370	$109,068	$—	$20,000

Robert S. Anderson
Involuntary Termination	$258,500	$—	$—	$—
Involuntary Termination in Connection with Change in Control	$407,370	$87,647	$—	$20,000
(1)    Represents an assumed cost of the outplacement benefits.

Pay Ratio Disclosure
Disclosed in this Proxy Statement is the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our Chief Executive Officer’s total compensation for 2019 was $1,377,794, and the median of the total 2019 compensation of all of our employees (excluding our Chief Executive Officer) was $86,799. Accordingly, we estimate the ratio of our Chief Executive Officer’s total compensation for 2019 to the median of the total 2019 compensation of all of our employees (excluding our Chief Executive Officer) to be 15.9 to 1.
We identified the median employee by taking into account the total cash compensation paid for 2019 to all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2019. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for 2019. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.
Once the median employee was identified as described above, that employee’s annual total compensation for 2019 was determined using the same rules that apply to reporting the compensation of our named executive officers (including our Chief Executive Officer) in the “Total” column of the “Summary Compensation Table” above. The total compensation amounts included in the first paragraph of this pay ratio disclosure were determined based on that methodology.

Director Compensation
The following table sets forth the total compensation received by each of the Company’s non-management directors for their service on the Board and Board committees in 2019. The compensation paid to Mr. Dinsmore is presented in the “Summary Compensation Table” and accompanying disclosures above. Mr. Dinsmore is not entitled to receive additional compensation for his service as a director.

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
			—	—
Edward J. Carpenter	58,771	25,183	—	83,954
James F. Deutsch	60,000	—	—	60,000
Manish Dutta	7,000	3,002	—	10,002
Shannon F. Eusey	24,500	10,499	—	34,999
John D. Flemming	18,229	18,748	—	36,977
Michael P. Hoopis	43,750	18,748	—	62,498
Denis P. Kalscheur	49,000	20,998	—	69,998
Michele S. Miyakawa	24,500	10,499	—	34,999
David J. Munio	43,750	18,748	—	62,498
Paul W. Taylor	7,000	14,998	—	21,998
John Thomas, M.D.	17,500	17,998	—	35,498
Stephen P. Yost	48,900	20,998	—	69,898
______________________

(1)
The amounts reported in this column represent the aggregate grant date fair value of stock awards in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) No. 718-10. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. For additional information regarding this valuation methodology and the assumptions used to arrive at the estimates, please refer to Note 11, “Stock-Based Employee Compensation Plans” to the Company's consolidated financial statements included in the Company's Annual Report to the Shareholders for the year ended December 31, 2019.

(2)	As of December 31, 2019, no non-employee director held any other unvested stock awards as of December 31, 2019.

In 2019, the Chairman of the Board of Directors received a monthly retainer of $7,083. The other directors who also served as directors of the Bank and as Chairman of either the Audit Committee or the Credit Policy Committee received a monthly retainer of $5,833. The other directors who also served as directors of the Bank and as Chairman of either the Nominating and Governance Committee, Finance and Risk Committee or HR and Compensation Committee received a monthly retainer of $5,208. Any member of the Company’s Board of Directors who was also a member of the Bank’s Board of Directors, but did not serve as a Chairman of any committee received a monthly retainer of $5,000. The amounts above represent the annual retainer paid to each director and was paid at a rate of 70% in cash on a monthly basis and 30% in shares of the Company's common stock pursuant to a written restricted stock agreement, with the exception of Mr. Deutsch who as a representative of Patriot receives 100% of the retainer in cash.
Non-management directors are, from time to time, granted stock options pursuant to the Company’s shareholder-approved equity incentive plans. No non-management directors were granted stock options in 2019.
Management directors do not receive any fees or other compensation for service as members of the Boards of Directors of the Company or the Bank.

Equity Compensation Plan Information
The following table provides information relating to the number of shares of our common stock that were exercisable pursuant to, and the weighted average exercise price of, the options that were outstanding under our employee stock incentive plans as of December 31, 2019. All of the plans were approved by the Company’s shareholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,009,466	$6.98	1,492,300
______________________

(1)
Except for restricted stock awards and restricted stock units (which are not required to be reflected in this table), the only equity incentives granted under the plans have been stock options, each of which was granted at an exercise price equal to 100% of the closing price of the Company’s shares on the date of grant.

(2)	These shares may be used for any types of awards authorized under our 2019 Incentive Plan. The authority to grant new equity awards under our 2004, 2008 and 2010 Equity Plans has terminated.
Transactions with Related Persons
Policies and Procedures for Approval of Related Person Transactions
Our Board of Directors has adopted a written Related Party Transactions Policy.  The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction occurring since the beginning of our last fiscal year, or any currently proposed transaction, involving the Company where the amount involved exceeds $120,000 and in which any of the following persons had or will have a direct or indirect material interest:  (i) a director or director nominee; (ii) an executive officer; (iii) a person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock; or (iv) a person known by the Company to be an immediate family member of any of the foregoing.  Each such transaction is referred to as a “Related Party Transaction.”
Under the policy, each of our directors and executive officers is required to inform the Corporate Secretary of any potential Related Party Transaction.  In addition, on an annual basis, each director and executive officer completes a questionnaire designed to elicit information about any potential Related Party Transactions.  Once a transaction has been identified and is determined to constitute a Related Party Transaction, the Nominating and Governance Committee will be provided with details regarding the transaction, including the terms of the transaction, the business purpose of the transaction and the benefit of the transaction to the Company and the relevant related party.  The Nominating and Governance Committee is then required to review the transaction to determine whether it should be permitted or prohibited. In making its determination, the Nominating and Governance Committee will consider all relevant factors, including but not limited to (i) whether the terms of the Related Party Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party, (ii) whether there are business reasons for the Company to enter into the Related Party Transaction, (iii) whether the Related Party Transaction would impair the independence of an outside director, and (iii) whether the Related Party Transaction would present an improper conflict of interest for any director or executive officer of the Company. Any member of the Nominating and Governance Committee that has an interest in a Related Party Transaction will abstain from voting on approval of the transaction but, if requested, may participate in the committee’s discussions regarding the transaction.
There were no related party transactions during the year ended December 31, 2019.

REPORT OF THE AUDIT COMMITTEE
Role and Responsibilities of Audit Committee
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, RSM US LLP (“RSM”), is responsible for auditing the financial statements and for expressing an opinion as to whether the financial statements present fairly the consolidated financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States.
By contrast the Audit Committee’s duty is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the financial statements, to plan or conduct audits, or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The members of the Audit Committee are not professionally engaged in the practice of accounting and none of the Audit Committee members is, and none of them represents himself to be, performing the functions of auditors or accountants for the Company. Accordingly, the members of the Audit Committee may rely, and have relied, without independent verification, on the information provided to them and on the representations made by management and RSM. Additionally, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.
Report of the Audit Committee
The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019 (the “2019 financial statements”).
The Audit Committee has reviewed and discussed the 2019 financial statements with management and RSM. In addition, the Audit Committee has discussed with RSM the matters required pursuant to Auditing Standard 1301, Communications with Audit Committees, the written disclosures and the letter from RSM required by applicable requirements of the Public Company Accounting Oversight Board regarding communications by RSM with the audit committee concerning independence and has discussed the independence disclosures and that letter with RSM and has considered the compatibility of any non-audit services performed for the Company by RSM on its independence. Based solely on the Audit Committee’s review of these matters and its discussions with the Company’s management and RSM, the Audit Committee recommended to the Board of Directors that the Company’s 2019 financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors:

Denis P. Kalscheur, Chairman
Edward J. Carpenter
James F. Deutsch
Manish Dutta
Stephen P. Yost

The foregoing report shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RSM has served as the Company’s independent registered public accountants since 2014, and, in that capacity, audited the Company’s consolidated financial statements, for the fiscal years ended December 31, 2019, 2018, and 2017.
Audit and Non-Audit Services Pre-Approval Policy
The Audit Committee’s Charter provides that the Audit Committee must pre-approve all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. In accordance with that requirement, the Audit Committee pre-approved the engagement of RSM pursuant to which it provided the services described below for the fiscal years ended December 31, 2019 and 2018.
In addition, one-hundred percent (100%) of audit and non-audit services performed by RSM in fiscal years 2019 and 2018 were pre-approved by the Audit Committee.
Audit and Other Fees Paid in Fiscal Years 2019 and 2018
RSM performed the following services for the Company relating to the years ended December 31, 2019 and December 31, 2018:
Audit Services Rendered by RSM. During the years ended December 31, 2019 and 2018, RSM rendered audit services to us which consisted of: (1) an audit of the Company's consolidated financial statements for the years then ended, and (ii) reviews of the Company's quarterly financial statements that were included in our Quarterly Reports on Form 10-Q filed with the SEC for the first three quarters of each year, and (iii) an audit of the effectiveness of the Company's internal control over financial reporting as of December 31, 2019 and 2018 pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended.
Audit Related Services Rendered by RSM. RSM did not render any audit related services to us during 2019 or 2018.
Tax Related Services. RSM did not render any tax related services to us during 2019 or 2018.
Other Services. RSM did not render any other services to us during 2019 or 2018.
The following table contains information regarding the fees billed by RSM for the services it rendered to us in 2019 and 2018.

	2019	2018
Audit Fees	$418,420	$362,189
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
Other Fees	$—	$—

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Proposal No. 2)
The Audit Committee of our Board of Directors has selected RSM as our independent registered public accounting firm for our fiscal year ending December 31, 2020. RSM audited our consolidated financial statements for the fiscal years ended December 31, 2019, 2018 and 2017. A representative of RSM is expected to attend the Annual Meeting and will be afforded an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders in attendance at the Annual Meeting.
Proposal to Ratify Appointment of Independent Registered Public Accountants
A proposal will be presented at the Annual Meeting to ratify the Audit Committee’s appointment of RSM as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. Although ratification by shareholders is not a prerequisite to the power and authority of the Audit Committee to appoint RSM as the Company’s independent registered public accountants, the Audit Committee considers such ratification to be desirable. In the event of a negative vote on such ratification, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee deems such a change to be in the best interests of the Company and its shareholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(Proposal No. 3)
We are providing our shareholders with the opportunity to vote to approve, on an advisory (nonbinding) basis, our named executive officer compensation, which is described above in this Proxy Statement.
As described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, we have adopted a comprehensive Executive Compensation Philosophy statement. Decisions regarding total compensation program design, as well as individual pay decisions and adjustments, are made in the context of the Executive Compensation Philosophy. Our compensation objectives under our Executive Compensation Philosophy are as follows:

•	We have determined that it is a critical function of the organization to attract and retain highly qualified executives to the Bank.

•	It is also important that our executive compensation program is designed to motivate and reward these executives for high levels of performance that contribute to long-term shareholder value.

•
Compensation plans are designed to provide total compensation and benefit programs that are competitive with the market and motivate executives to achieve long-term value creation for our shareholders.

We believe that our named executive officer compensation program has been structured to achieve these objectives.
We urge shareholders to carefully read the “Compensation Discussion and Analysis” section of this Proxy Statement, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement that follow it. The Board and the HR and Compensation Committee believe that the compensation policies and practices described in this Proxy Statement have been effective in achieving our compensation objectives.
At our annual meeting in May 2019, approximately ninety-three percent (93%) of the votes cast voted in favor of our executive compensation program. The HR and Compensation Committee believes these results demonstrate that shareholders supported our executive compensation program in 2018. We retained substantially the same executive compensation program design in 2019.
In accordance with Section 14A of the Exchange Act and the related rules of the SEC, and as a matter of good corporate governance, we are asking our shareholders to approve the following advisory resolution at the Annual Meeting:
“RESOLVED, that the compensation of the named executive officers, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2020 Annual Meeting of Shareholders, is hereby approved.”
Because this vote is advisory, it will not be binding on the Board of Directors or the HR and Compensation Committee. However, the HR and Compensation Committee will give serious consideration to the outcome of the vote when establishing executive compensation programs in the future. The Company's current policy is to provide shareholders with an opportunity to vote on the compensation of the named executive officers each year at the annual meeting of shareholders. It is expected that the next such vote will occur at the 2021 annual meeting of shareholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3
TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

SOLICITATION
We will pay the costs of soliciting proxies from our shareholders, and plan on soliciting proxies by mail. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In order to ensure adequate representation at the Annual Meeting, our directors, officers and employees and those of the Bank may, without additional compensation therefor, communicate with shareholders, brokerage houses and others by telephone, email, facsimile or in person, to request that proxies be furnished. We also may retain a proxy solicitation firm to serve as a proxy solicitor for us at a fee that we expect will not exceed $10,000, plus reimbursement of its out-of-pocket expenses. If retained, such firm may solicit proxies via personal interview, telephone, facsimile, email and mail. We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s shares.

SHAREHOLDER PROPOSALS
Under Exchange Act Rule 14a-8, any shareholder desiring to submit a proposal for inclusion in our proxy materials for our 2021 annual meeting of shareholders must provide the Company with a written copy of that proposal by no later than December 16, 2020, which is the 120th day before the first anniversary of the date on which the Company’s proxy materials for the 2020 Annual Meeting are being released. However, if the date of our 2021 annual meeting of shareholders changes by more than 30 days from the date of the Annual Meeting in 2020, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2021 annual meeting of shareholders. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Exchange Act, and the rules of the SEC thereunder and other laws and regulations to which interested shareholders should refer.
In accordance with the advance notice requirements contained in Article II, Section 11 of the Bylaws, a shareholder who proposes to bring business before, or make nominations of persons for election to the Board of Directors at, the 2021 annual meeting of shareholders but who does not desire to have the proposal included in the proxy materials we distribute must deliver written notice to the Company’s Secretary not earlier than the close of business on January 20, 2021 and not later than the close of business on February 19, 2021. Notwithstanding the foregoing, in the event that we change the date of the 2021 annual meeting of shareholders to a date that is more than thirty days before or more than sixty days after the anniversary of our Annual Meeting, written notice by a shareholder must be delivered not earlier than the close of business on the one hundred twentieth day prior to the 2021 annual meeting of shareholders and not later than the close of business on the later of the ninetieth day prior to such meeting or the tenth day following the day on which the public announcement of the date of such meeting is first made by the Company. A shareholder’s written notice must include certain information concerning the shareholder and each nominee or proposal, as specified in Article II, Section 11 of the Bylaws, and otherwise comply with the requirements of that Section. Shareholder proposals or nominations for directors that do not meet the notice requirements set forth above and further described in Article II, Section 11 of our Bylaws will not be acted upon at the 2021 annual meeting of shareholders.
Nominations and shareholder proposals, as well as requests for a copy of the Company’s Bylaws (which will be furnished to any shareholder without charge upon written request), should be directed to Curt Christianssen, Corporate Secretary, 949 South Coast Drive, 3rd Floor, Costa Mesa, California 92626.

OTHER MATTERS
We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is properly brought before the meeting, the proxy holders named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether you vote by telephone, on the Internet or return your proxy card by mail.

By Order of the Board of Directors

Edward J. Carpenter
Chairman of the Board of Directors
April 15, 2020

A copy of our 2019 Annual Report is being mailed concurrently with this Proxy Statement to all shareholders of record as of March 25, 2020. The 2019 Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.
ADDITIONAL COPIES OF THE 2019 ANNUAL REPORT WILL BE PROVIDED (WITHOUT EXHIBITS) TO SHAREHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PACIFIC MERCANTILE BANCORP, 949 SOUTH COAST DRIVE, THIRD FLOOR, COSTA MESA, CALIFORNIA 92626.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

2020 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1.	Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01- James F. Deutsch			02 - Brad R. Dinsmore			03- Manish Dutta

04- Shannon F. Eusey			05- Michael P. Hoopis			06- Denis P. Kalscheur

07- Michele S. Miyakawa			08 - David J. Munio			09 - Stephen P. Yost

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of RSM US LLP as our Independent Registered Public Accountants for fiscal 2020.				3.	To approve, by a non-binding advisory vote, the compensation of our named executive officers, as described in the Proxy Statement.

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — PACIFIC MERCANTILE BANCORP
Notice of 2020 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting - May 20, 2020
Brad R. Dinsmore and Curt A. Christianssen, and each of them individually, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Pacific Mercantile Bancorp to be held on May 20, 2020 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposals 2 and 3.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournments or postponements.
(Items to be voted appear on reverse side)

B	Authorized Signatures - This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.